Exhibit 2 (a)

PURCHASE AGREEMENT
BETWEEN
THE MILLWORK TRADING CO., LTD.
as Buyer
AND
OXFORD INDUSTRIES, INC.
as Seller
DATED AS OF MAY 1, 2006

i

		Page
Section 9.12	Incorporation of Exhibits and Schedules	54
Section 9.13	Execution in Counterparts	54
Section 9.14	Termination	55
Section 9.15	Specific Performance	55
Section 9.16	Bulk Sales Laws	55

EXHIBITS
EXHIBIT A — Form of Escrow Agreement
EXHIBIT B — Form of Non-Competition Agreement
EXHIBIT C — Form of OXM License Agreement
EXHIBIT D — Form of Services Agreement
EXHIBIT E — Form of Thirteenth Street Lease
EXHIBIT F — Form of Special Warranty Deed
EXHIBIT G — Form of Legal Opinion of Seller’s Counsel
EXHIBIT H — Form of Legal Opinion of Buyer’s Counsel

PURCHASE AGREEMENT
               This PURCHASE AGREEMENT (this “Agreement”), is executed May 1, 2006, between THE MILLWORK TRADING CO., LTD. d/b/a LI & FUNG USA, a Delaware corporation (“Buyer”), and OXFORD INDUSTRIES, INC., a Georgia corporation (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
               A. Seller, through its “Womenswear Group,” presently conducts the business of designing, manufacturing, processing, marketing, importing, distributing and selling women’s apparel and, to a lesser extent, men’s apparel, as the “Womenswear Group” operating segment is defined under the caption “Segment Definition” in Seller’s fiscal year 2005 Annual Report to its shareholders (the “Business”).
               B. Seller desires to sell and assign to Buyer, and/or cause to be sold and assigned to Buyer by the Seller Subsidiaries, and Buyer desires to purchase, and/or cause to be purchased by one or more Buyer Affiliates, from Seller or a Seller Subsidiary, as appropriate, the Business Assets and Buyer desires to assume, and/or cause one or more Buyer Affiliates to assume, the Assumed Liabilities, subject to all of the terms and conditions hereof.
               Now, therefore, in consideration of the premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement:
     “Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or other tribunal.
     “Adjusted EBITDA” means, for the November 2005 Year, the Net Income of the Business plus the following additions to Net Income: (i) Interest Expense, (ii) Income Taxes deducted to arrive at Net Income for such period, and (iii) all amounts attributable to depreciation and amortization and impairment charges, if any, all determined in accordance with the accounting methodology set forth on Schedule 2.5.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Allocation Schedule” has the meaning set forth in Section 6.10(d).

     “Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreement, the Services Agreement, the OXM License Agreement, and the Thirteenth Street Lease.
     “Antitrust Authorities” has the meaning set forth in Section 6.3.
     “Assumed Liabilities” has the meaning set forth in Section 2.1(b).
     “Basket” has the meaning set forth in Section 8.5(a).
     “Books and Records” means the books and records of the Business in whatever form, including without limitation invoices, credit records, customer lists and records, supplier lists and records, price lists, purchasing materials and records, manufacturing, maintenance and quality control records and procedures, warranty and service records, accounting records, inventory records, accounts payable records and files and litigation files, in any case, to the extent Related to the Business, except, in any case, for the books and records of the Business to the extent related to any Excluded Assets.
     “Business” has the meaning set forth in paragraph A of the Recitals.
     “Business Assets” has the meaning set forth in Section 2.1.
     “Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required to close in the State of New York.
     “Business Intellectual Property” means the Intellectual Property owned by or licensed to Seller or a Seller Subsidiary Related to the Business.
     “Business Employees” has the meaning set forth in Section 6.6(a).
     “Business Property” has the meaning set forth in Section 4.3(b).
     “Buyer” has the meaning set forth in the preamble hereto.
     “Buyer Affiliates” has the meaning set forth in Section 2.1(a).
     “Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
     “Buyer’s Adjusted EBITDA Calculation” has the meaning set forth in Section 2.5(a).
     “Buyer’s Closing Date NAV Calculation” has the meaning set forth in Section 2.5(a).
     “Buyer’s Statement” has the meaning set forth in Section 2.5(a).
     “Cap” has the meaning set forth in Section 8.5(a).
     “Claim” has the meaning set forth in Section 4.12.
     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.1.
     “Closing Date NAV” means the Net Asset Value of the Business as of the Closing Date, as finally determined in accordance with Section 2.5.
     “Closing Date Physical Inventory Shrinkage Amount” means the amount, if any, of the Physical Inventory Shrinkage Amount which results in an increase to the cost of sales as reflected in the income statement for the Business for the period ending on the Closing Date; provided, however, that if the Physical Inventory Shrinkage Amount shall equal zero or shall otherwise not exist, the Closing Date Physical Inventory Shrinkage Amount shall equal zero.
     “Code” means the Internal Revenue Code of 1986, as amended, and unless otherwise indicated, references to the “Code” hereunder shall also include the applicable Treasury Regulations.
     “Consents” has the meaning set forth in Section 4.2.
     “Contracts” mean all purchase orders, sales orders, sales representation agreements, agency agreements, manufacturer agreements, license agreements, employment and consulting agreements, confidentiality agreements and other contracts, in each case Related to the Business, to which Seller or a Seller Subsidiary is a party, but excluding (a) the Leases and Employee Benefit Plans, (b) this Agreement, (c) the Ancillary Agreements, (d) any other agreements entered or to be entered into in connection with the transactions contemplated hereby, and (e) license agreements to which Seller or any Seller Subsidiary is a licensee with respect to any Business Intellectual Property (i) which are not necessary for the conduct of the Business as presently conducted or (ii) which require payment by Seller or any Seller Subsidiary less than or equal to $1,000 per annum (other than, in the case of clauses (i) and (ii), those license agreements listed on Schedule 1.1).
     “Dispute Notice” has the meaning set forth in Section 2.5(c).
     “EBITDA Adjustment Payment” has the meaning set forth in Section 2.7(a).
     “EBITDA Dispute Notice” has the meaning set forth in Section 2.7(c).
     “EBITDA Expert” has the meaning set forth in Section 2.7(d).
     “Effective Date” has the meaning set forth in Section 6.6(a).
     “Effective Date NAV” means $17,251,000, being the Net Asset Value of the Business as of December 2, 2005 as set forth on Seller’s November 2005 Statement.
     “Employees” has the meaning set forth in Section 4.11(a).
     “Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), including any and all pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement, policy or understanding (including, without limitation, each ERISA Plan), contributed to or sponsored by Seller for purposes of providing benefits to any current or former employee, officer or director of the Business.
     “Employee Incentive Period” has the meaning set forth in Section 6.8(a).
     “Employee Incentive Program” has the meaning set forth in Section 6.8(a).
     “Environmental Laws” has the meaning set forth in Section 4.4(d)(ix)(A).
     “Environmental Permits” has the meaning set forth in Section 4.4(d)(v).
     “Environmental Reports” has the meaning set forth in Section 4.4(d)(viii).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Plan” shall have the meaning set forth in Section 3(3) of ERISA with respect to any Employee Benefit Plan maintained or contributed to by Seller or any Seller Subsidiary that currently covers employees of the Business and are subject to ERISA.
     “Escrow Agent” means SunTrust Bank, a national banking association organized under the laws of the United States of America.
     “Escrow Agreement” means that certain Escrow Agreement among Buyer, Seller and the Escrow Agent, in the form attached hereto as Exhibit A.
     “Escrow Amount” has the meaning set forth in Section 2.3.
     “Excluded Assets” means all of Seller’s and the Seller Subsidiaries’ rights and interests in and to the following assets: (a) cash, cash equivalents, marketable securities, bank accounts, investment accounts, safe deposit boxes and the like; (b) accounts and notes receivable (other than employee receivables reflected in the Closing Date NAV); (c) the articles of incorporation, bylaws, minute books, stock transfer ledgers and other books and records relating to the formation or organization of Seller or any Seller Subsidiary; (d) to the extent not included as a current asset in the Closing Date NAV, prepayments, deposits or refunds of Taxes, and all Tax Returns and Tax records; (e) this Agreement, the Ancillary Agreements and any other agreements entered or to be entered into in connection with the transactions contemplated hereby; (f) license agreements to which Seller or any Seller Subsidiary is a licensee with respect to any Business Intellectual Property (i) which are not necessary for the conduct of the Business as presently conducted or (ii) which require payment by Seller or any Seller Subsidiary less than or equal to $1,000 per annum (other than, in the case of clauses (i) and (ii), those license agreements listed on Schedule 1.1); (g) Employee Benefit Plans; (h) to the extent not included as a current asset in the Closing Date NAV, insurance proceeds that relate to any Retained Liabilities or other Excluded Assets; (i) to the extent not included as a current asset in the Closing Date NAV, counterclaims against any Person that has asserted or hereafter asserts a claim against Seller or a Seller Subsidiary, unless such claim is included in the Assumed Liabilities and except to the extent such counterclaim relates to the Business Assets; (j) to the extent not included as a current asset in the Closing Date NAV, all rights, claims or causes of action against third parties relating to the Retained Liabilities; (k) to the extent not included as a current asset in the Closing Date NAV, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller or a Seller Subsidiary relating to any Retained Liabilities or other Excluded Assets; (l) the assets, rights and properties expressly excluded from the Closing Date NAV; (m) Goods-in-Transit; (n) the goodwill associated with the trade name, “Oxford”; (o) the assets, rights and properties set forth on Schedule 1.2; and (p) all books, records and information pertaining to the foregoing Excluded Assets.
     “Expert” has the meaning set forth in Section 2.5(d).
     “Filing” has the meaning set forth in Section 4.2.
     “Final Adjusted EBITDA” means the Adjusted EBITDA, as finally determined in accordance with Section 2.7.
     “Final Statement” has the meaning set forth in Section 2.5(c).
     “Financial Statements” means the balance sheet of the Business as of June 3, 2005, and the income statement of the Business for the twelve-month period ended June 3, 2005.
     “FTC” has the meaning set forth in Section 6.3.
     “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
     “Goods-in-Transit” means all goods ordered or purchased by the Business that constitute goods either (i) in process with shipping bookings made or (ii) goods ex-factory which have not yet been delivered to Seller’s distribution center.
     “Governmental Entity” means any court, administrative agency or commission or any federal, state, local or foreign governmental entity or municipality or subdivision thereof.
     “Guatemala Employees” has the meaning set forth in Section 6.6(a).
     “Guatemala Subsidiary” means, subject to Section 6.20, an entity to be formed under the laws of Guatemala by Seller prior to the Closing.
     “Hazardous Materials” has the meaning set forth in Section 4.4(d)(ix)(B).
     “High Cap” has the meaning set forth in Section 8.5(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.
     “HSR Filings” has the meaning set forth in Section 6.3.

     “Hyatt Street Property” means the Owned Real Property located at 202 Hyatt Street, Gaffney, South Carolina.
     “Income Tax” means any United States or foreign federal, state or local Taxes imposed on net income, including any interest, penalty, or addition thereto.
     “Indemnified Party” has the meaning set forth in Section 8.3.
     “Indemnifying Party” has the meaning set forth in Section 8.3.
     “Insurance Policies” has the meaning set forth in Section 4.14.
     “Intellectual Property” means any and all trademarks, service marks, copyrights, patents, inventions, trade secrets, know-how, company names, assumed fictional business names, trade names, brand names and logos, and rights in internet domain names.
     “Interest Expense” means, for the November 2005 Year, the sum of (a) interest expense and internal capital charges of the Business for such period net of interest income, plus (b) any interest accrued during such period in respect of indebtedness of the Business that is required to be capitalized in accordance with GAAP, but only to the extent such interest was reflected as an expense on the Business’s income statement for the November 2005 Year.
     “Intermediate Cap” has the meaning set forth in Section 8.5(a).
     “Judgment” means any judgment, order or decree of a Governmental Entity.
     “Knowledge” means, with regard to Seller, the actual knowledge, after due inquiry, of those persons listed on Schedule 1.3; provided, however, that with respect to the representations of Seller pursuant to Section 4.16(a), “Knowledge” means the actual knowledge, after due inquiry, of the following persons listed on Schedule 1.3: Tom Chubb; Scott Grassmyer; Reese Lanier; Mark Kirby; Kayo O’Reilly; Tom Gill; and Mark Wolk.
     “Law” means any judgment, order, decree or statute, law, ordinance, rule, regulation, or written and published policies of a Governmental Entity.
     “Leased Real Property” means the real property leased by Seller or a Seller Subsidiary pursuant to the leases listed on Schedule 4.3(a) and Related to the Business.
     “Leases” means all of the leases and subleases of the Leased Real Property Related to the Business.
     “License Agreements” has the meaning set forth in Section 4.6(b).
     “Lien” means lien, claim, restriction upon transfer, option, charge, security interest or other encumbrance.
     “Losses” has the meaning set forth in Section 8.7.

     “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect or change on (a) the business, financial condition or results of operations, of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, except, in any case, any such effect or change resulting from or arising in connection with (x) the compliance by Seller with the terms of Section 6.2, or (y) the announcement of this Agreement or the transactions contemplated hereby.
     “Material Contract” has the meaning set forth in Section 4.7.
     “Material Customer” means each of Wal-Mart Stores, Inc., Target Corporation and Blair Corporation; provided, however, that for purposes of Section 8.5, any Losses payable by Seller with respect to a claim asserted by Buyer pursuant to Section 8.2(a) for breach of a representation or warranty set forth in Section 8.16(a) arising from or relating to Blair Corporation shall be subject to the Cap.
     “NAV Holdback Amount” has the meaning set forth in Section 2.4(b)(ii).
     “NAV Shortfall Amount” has the meaning set forth in Section 2.5(a)(i).
     “Net Asset Value” means the value of certain assets of the Business less certain liabilities of the Business, in each case as calculated in accordance with the Net Asset Value Guidelines.
     “Net Asset Value Guidelines” means the guidelines set forth on Schedule 1.4.
     “Net Income” means, for the November 2005 Year, the net income or loss of the Business for such period determined in accordance with GAAP; provided that there shall be excluded therefrom any extraordinary gains or losses.
     “Non-Competition Agreement” means the Non-Competition Agreement, dated as of the Closing Date, to be entered into by Buyer and Seller in the form attached hereto as Exhibit B.
     “Non-Transferred Business Asset” has the meaning set forth in Section 6.13(a).
     “November 2005 Year” means the fiscal twelve month period beginning on November 27, 2004 and ending as of December 2, 2005.
     “OPIL” means Oxford Products (International) Ltd., a subsidiary of Seller.
     “Owned Real Property” means the real property listed on Schedule 4.3(a), including all improvements and structures thereon and fixtures and appurtenances thereto.
     “OXM License Agreement” means the license agreement, dated as of the Closing Date, between Seller and Buyer, in the form attached hereto as Exhibit C.
     “Party” or “Parties” has the meaning set forth in the preamble hereto.

     “Permits” means the permits, licenses, certificates, orders, consents, authorizations, franchises and other approvals from, or required by, any Governmental Entity that are used by or necessary to operate the Business.
     “Permitted Liens” means any (a) Liens in respect of Taxes, not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business which are not overdue; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties which are contracts entered into in connection with the Business; (d) imperfections of title or Liens affecting any assets of the Business that are de minimis with respect to the value or use of such asset by Buyer; (e) statutory Liens of landlords with respect to Leased Real Property; and (f) with respect to Owned Real Property and Leased Real Property, (x) easements, licenses, covenants, rights-of-way and other similar restrictions of record, (y) any conditions that may be shown by survey or title report (including, with respect to Owned Real Property, the title reports obtained by Buyer in connection with the transactions contemplated by this Agreement), and (z) zoning, building and other similar restrictions, so long as none of (x), (y) or (z) secure any monetary obligations or materially affect the marketability of the property subject thereto or materially interfere with the use of such real property substantially as currently used in the Business.
     “Person” shall mean a natural person, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity.
     “Physical Inventory Shrinkage Amount” shall mean the amount, if any, by which (a) the Pre-Physical Inventory Value exceeds (b) the dollar value of the Business’s inventory determined in accordance with GAAP, excluding Goods-in-Transit, as of the Closing Date based on the physical inventory count taken on the Closing Date as set forth in the Final Statement.
     “Preliminary Purchase Price” has the meaning set forth in Section 2.2.
     “Pre-Physical Inventory Value” shall mean the dollar value of the inventory, excluding Goods-in-Transit, of the Business as of the Closing Date as shown in the Business’s general ledger accounts included in the books and records of the Business after consideration of reconciling items in the ordinary course as of the Closing Date and as determined in accordance with GAAP.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Related Parties” has the meaning set forth in Section 4.13.
     “Related to the Business” means owned by Seller or any Seller Subsidiary and relating exclusively to the Business; provided, that “Related to the Business” excludes the assets, liabilities, operations and employees primarily related to the corporate services (accounting, human resources, legal, information technology, etc.) furnished to such operations by Seller or any Seller Subsidiary, none of which assets or liabilities shall be included in the calculation of the Net Asset Value.
     “Release” has the meaning set forth in Section 4.4(d)(ix)(C).

     “Required Consents” shall mean the consents of the third parties set forth on Schedule 1.5.
     “Retained Liabilities” has the meaning set forth in Section 2.1(c).
     “Retained Product Liability Obligations” means all Losses arising under product liability claims, whether founded upon negligence, strict liability, theories of design defect or failure to warn and/or any other legal theory, seeking compensation or recovery for or relating to personal injury or property damage caused or allegedly caused by any Business products which are either sold by the Business on or prior to the Closing Date or are included as finished goods in inventory of the Business on the Closing Date and are sold by the Business without any modification thereto following the Closing Date.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the preamble hereto.
     “Seller’s Closing Date NAV Calculation” has the meaning set forth in Section 2.4(a).
     “Seller Disclosure Schedules” has the meaning set forth in Article IV.
     “Seller Indemnified Parties” has the meaning set forth in Section 8.1.
     “Seller’s November 2005 Statement” means the income statement for the Business for the November 2005 Year, and a statement of assets and liabilities of the Business as of December 2, 2005 together with Seller’s calculation of the Effective Date NAV and Adjusted EBITDA, prepared in accordance with the applicable provisions of this Agreement, including the accounting methodology set forth on Schedule 2.5 and the Net Asset Value Guidelines, as applicable.
     “Seller Subsidiaries” means all direct and indirect subsidiaries of Seller that own any Business Assets, as set forth on Schedule 1.6.
     “Services Agreement” means the Services Agreement, dated as of the Closing Date, between Seller, or a Seller Subsidiary, on the one hand, and Buyer, or a Buyer Affiliate, on the other hand, in the form attached hereto as Exhibit D.
     “Shares” means, subject to Section 6.20, all of the capital stock issued and outstanding as of the Closing of Guatemala Subsidiary.
     “Target EBITDA” means US$15,437,500.
     “Tax Authority” means any local, municipal, governmental, state, federal, or fiscal revenue or customs or excise authority, body or agency, in the United States or elsewhere having the power or authority in relation to Taxes or Taxation.
     “Tax Benefit” means any Tax refund, Tax credit or reduction in Tax expected to be realized by a Person or any of its Affiliates.

     “Tax Returns” means any return, report or similar statement required to be filed with any taxing authority with respect to any Taxes (including any required schedules), including, without limitation, any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.
     “Taxes” or “Taxation” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, value added, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
     “Third Party Claim” has the meaning set forth in Section 8.4.
     “Thirteenth Street Lease” means that certain lease agreement between Buyer and Seller in the form attached hereto as Exhibit E, relating to the lease by Buyer following the Closing of Seller’s Owned Real Property located at 419 Thirteenth Street, Gaffney, South Carolina.
     “Treasury Regulations” means the regulations promulgated under the Code.
     “Working Capital Adjustment” has the meaning set forth in Section 2.4(b).
ARTICLE II
PURCHASE AND SALE OF BUSINESS ASSETS
               Section 2.1 Purchase of Business Assets; Certain Liabilities.
     (a) Subject to the terms and conditions hereof, Seller shall sell, assign, transfer and deliver or cause to be sold, assigned, transferred and delivered to Buyer (or, at Buyer’s election, to one or more Affiliates of Buyer (the “Buyer Affiliates”), and Buyer shall (or shall cause such Buyer Affiliates to) purchase, pay for and accept from Seller or from one of the Seller Subsidiaries, as appropriate, all of the assets Related to the Business, as a going concern, together with all of the properties, rights, interests, and goodwill of Seller and the Seller Subsidiaries associated therewith, tangible and intangible, real, personal and mixed, wherever located, whether now existing or hereafter acquired, to the extent of their respective ownership interests as the same exist on the Closing Date (except, in any case, for the Excluded Assets), which, together with such assets, properties, interest and rights are herein collectively referred to as the “Business Assets.” The sale, assignment, transfer and delivery of the Business Assets shall be free and clear of all Liens, except for Permitted Liens. Subject to the terms and conditions hereof, and except for the Excluded Assets, the Business Assets shall include, as the same exist on the Closing Date, all of Seller’s and the Seller Subsidiaries’ rights, title and interest in and to:
(i)	All personal property, including without limitation machinery, equipment, furniture, office equipment and supplies, vehicles, computer hardware, communications and peripheral equipment, tools, dies and product tooling, that are Related to the Business;

(ii)	The Hyatt Street Property;

(iii)	All inventories and supplies, including raw materials, work in process and finished goods inventory that are Related to the Business, excluding goods that constitute Goods-in-Transit or goods on consignment;

(iv)	Subject to Section 6.13, the Business Intellectual Property;

(v)	Any and all insurance claims and rights with respect to injury, damage or loss occurring on or prior to the Closing Date under all current and past insurance policies and contracts of the Seller or the Seller Subsidiaries and proceeds thereof, to the extent (i) assignable and relating to an Assumed Liability and to the extent not attributable either to retrospectively rated policies or policies underwritten or reinsured by Seller or (ii) reflected as an asset included in the Closing Date NAV;

(vi)	All rights of Seller and Seller Subsidiaries under the Contracts and the Leases; provided, however, that this Section 2.1(a)(vi) and any assignment or proposed assignment of the Contracts and Leases shall be subject to Section 6.13;

(vii)	All Books and Records (to the extent located, on the Closing Date, at (w) the Hyatt Street Property, (x) Seller’s Owned Real Property located at 419 Thirteenth Street, Gaffney, South Carolina, (y) Seller’s Leased Real Property located in New York, New York or (z) Seller’s Leased Real Property located in Guatemala);

(viii)	All rights and interests under or pursuant to all warranties and guarantees of or made by suppliers of the Business to the extent related to the Business Assets or the Assumed Liabilities or that are otherwise Related to the Business (except, in any case, to the extent related to Retained Liabilities);

(ix)	Any and all claims (other than insurance claims which are covered by Section 2.1(a)(vi), but including counterclaims, cross claims and other claims in the nature of indemnification or contribution) and rights against other Persons to the extent relating to any Business Assets (except to the extent such claims or rights relate to Retained Liabilities) or Assumed Liabilities;

(x)	All prepaid and similar items, including without limitation all prepaid expenses, deferred charges, deposits, rebates and discounts from vendors and advance payments, but in any case, only to the extent included in the Closing Date NAV and to the extent Related to the Business;

(xi)	All patterns and samples Related to the Business;

(xii)	All brochures, photographs, display materials, media materials, supplies, marketing and sales literature (including catalogs) that are Related to the Business;

(xiii)	The Permits that are Related to the Business; provided, however, that this Section 2.1(a)(xiii) and any transfer or proposed transfer of any of such Permits shall be subject to Section 6.13;

(xiv)	The goodwill and going concern value and other intangible assets, if any, of the Business, other than goodwill associated with the trade name, “Oxford,” which shall inure to the benefit of Seller; and

(xv)	Subject to Section 6.20, the Shares.
Notwithstanding anything to the contrary, as a result of the transactions contemplated hereby and other than as contemplated pursuant to the Ancillary Agreements, neither Buyer nor any Buyer Affiliate shall acquire a direct or indirect interest in the Excluded Assets or any properties, rights, or interests of Seller or any Seller Subsidiary other than the Business Assets.
     (b) On the Closing Date, Buyer shall, or shall cause one or more of the Buyer Affiliates to, assume and/or agree to pay, perform and discharge as and when due (i) all liabilities and obligations reflected in the Closing Date NAV, (ii) the liabilities and obligations listed on Schedule 2.1(b), and (iii) those liabilities and obligations to be performed by Seller or a Seller Subsidiary from and after the Closing Date under Contracts and Leases (other than to the extent such liabilities and obligations are a result of Seller’s or a Seller Subsidiary’s breach, prior to the Closing, of the provisions of such Contract or Lease) (collectively, the “Assumed Liabilities”) (it being understood that to the extent a Buyer Affiliate assumes and/or agrees to pay, perform and discharge any Assumed Liabilities, Buyer shall be responsible for (to the extent not performed by such Buyer Affiliate), and shall guarantee, such Buyer Affiliate’s performance thereof).
     (c) Notwithstanding anything herein to the contrary, Seller agrees that it shall retain or cause to be retained, and acknowledges that Buyer and the Buyer Affiliates have not agreed to pay, shall not assume and shall not have any liability or obligation with respect to any liabilities or obligations of Seller and Seller Subsidiaries other than the Assumed Liabilities (the “Retained Liabilities”).
               Section 2.2 Purchase Price. In consideration of Seller’s sale and delivery of the Business Assets, Buyer shall, subject to the terms and conditions of this Agreement, pay to Seller a purchase price equal to US$25,000,000 plus the amount of the Effective Date NAV as set forth on Schedule 2.2 (the “Preliminary Purchase Price” and as adjusted pursuant to Sections 2.4 and 2.5, the “Purchase Price”).
               Section 2.3 Closing Date Payments. On the Closing Date, (a) Buyer shall pay to Seller an amount equal to ninety-five percent (95.0%) of the Preliminary Purchase Price, and (b) Buyer shall deposit an amount equal to five percent (5.0%) of the Preliminary Purchase Price (the “Escrow Amount”) with the Escrow Agent, to be held in escrow in a separate account pursuant to the terms of the Escrow Agreement and to be payable to Seller and/or Buyer in accordance with Section 2.5(a).
               Section 2.4 Net Asset Value Adjustment.
     (a) Seller will deliver to Buyer, not later than three (3) Business Days prior to the Closing Date, an estimated statement of the Net Asset Value of the Business on the Closing Date (the “Seller’s Closing Date NAV Calculation”), which shall be prepared in accordance with the Net Asset Value Guidelines.
     (b) If the Seller’s Closing Date NAV Calculation is greater than the Effective Date NAV, Buyer will pay to Seller the difference between the Seller’s Closing Date NAV Calculation and the Effective Date NAV (such difference, the “Working Capital Adjustment”). The Working Capital Adjustment shall be paid as follows:
(i)	seventy-five (75%) percent of the Working Capital Adjustment shall be paid to Seller at the Closing, and

(ii)	twenty-five (25%) percent of the Working Capital Adjustment shall be payable in accordance with Section 2.5 (such amount, the “NAV Holdback Amount”).
     (c) For the avoidance of doubt, if the Seller’s Closing Date NAV Calculation is equal to or lower than the Effective Date NAV, there will be no Working Capital Adjustment payment and, for purposes of Section 2.2, the Preliminary Purchase Price shall be deemed to equal US$25,000,000 plus the amount of Seller’s Closing Date NAV Calculation.
     (d) The Preliminary Purchase Price payment made under Section 2.2 and the Working Capital Adjustment payment, if any, made under Section 2.4(b)(i) shall be paid in cash by wire transfer of immediately available funds to the account of Seller specified in wire instructions notified to Buyer in writing not less than three (3) Business Days prior to the Closing Date.
               Section 2.5 NAV Calculation; Post-Closing Audit.
     (a) Within 90 days following the Closing, Buyer shall cause its accountants to prepare and deliver to the Parties a statement (the “Buyer’s Statement”) consisting of (x) an audited statement of the assets and liabilities of the Business as of the Closing Date calculated on a basis consistent with the Seller’s November 2005 Statement, which shall include Buyer’s calculation of the Closing Date NAV (the “Buyer’s Closing Date NAV Calculation”) and (y) subject to Section 2.7 hereof, Buyer’s calculation of the Adjusted EBITDA calculated on a basis consistent with the Seller’s November 2005 Statement (the “Buyer’s Adjusted EBITDA Calculation”).
(i)	In the event that the Closing Date NAV is less than the Seller’s Closing Date NAV Calculation (the amount of such difference, the “NAV Shortfall Amount”), first the NAV Holdback Amount and then, if necessary, the Escrow Amount, shall be reduced by an amount equal to the NAV Shortfall Amount, and the balance of the NAV Holdback Amount and Escrow Amount, if any, shall then be paid to Seller. Without duplication, if the NAV Shortfall Amount is greater than the sum of the NAV Holdback Amount and the Escrow Amount, the entire NAV Holdback Amount and Escrow Amount shall be retained by Buyer and Seller will reimburse to Buyer the amount by which the NAV Shortfall Amount exceeds the sum of the NAV Holdback Amount and the Escrow Amount.

(ii)	In the event that the Closing Date NAV is greater than the Seller’s Closing Date NAV Calculation, the Escrow Amount shall be paid to Seller and Buyer shall promptly pay to Seller the entire NAV Holdback Amount together with the amount by which the Closing Date NAV exceeds Seller’s Closing Date NAV Calculation.

(iii)	Any payment due under clauses (i) or (ii) above shall be made by the appropriate Party not later than five (5) Business Days after the amount owed is finally determined in accordance with Sections 2.5(c) and (d).
     (b) Buyer shall permit Seller and its representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Buyer’s Statement and provide Seller with copies thereof (as reasonably requested by Seller), and each of the Parties and their representatives shall cooperate with the other in connection with such preparation.
     (c) If Seller disagrees with the Buyer’s Closing Date NAV Calculation as set forth on the Buyer’s Statement, Seller shall provide written notice to Buyer disputing such calculation (a “Dispute Notice”), which Dispute Notice shall specify in reasonable detail the nature of the disagreement. If such objecting Party does not provide a Dispute Notice within ten (10) Business Days after delivery of Buyer’s Statement, then such statement shall be deemed accepted by Seller, and the Buyer’s Closing Date NAV Calculation reflected on Buyer’s Statement shall be deemed final, and no longer subject to review or contest by either Party, and such statement shall thereafter be deemed the “Final Statement” in respect of the Closing Date NAV.
     (d) If a Dispute Notice is timely delivered to Buyer, then during the 20 Business Day period following delivery of the Dispute Notice, Buyer and Seller shall attempt to resolve all disagreements and to agree upon the calculation of the Closing Date NAV. In the event the Parties are unable to agree upon the calculation of the Closing Date NAV within 20 Business Days after delivery of the Dispute Notice, either Buyer or Seller may refer the dispute to the New York City office of Deloitte & Touche or, if Deloitte & Touche is unable or unwilling to resolve such dispute, an independent firm of certified public accountants of national repute as Buyer and Seller may agree (the “Expert”) on the basis that the Expert is to be instructed to make a decision on the dispute and notify Buyer and Seller of its decision within 20 Business Days of receiving the reference or such longer reasonable period as the Expert may determine. For purposes of this Section 2.5(d), (i) Seller and Buyer shall each promptly prepare a written statement (which statement may be based upon the advice of such Party’s respective accountants, at such Party’s sole discretion and expense) on the matters relevant to the calculation of the Closing Date NAV which, together with all relevant documents, shall be submitted to the Expert and to the other Party, and provide to the Expert all such information as the Expert shall reasonably request, and (ii) in rendering a decision, the Expert shall state what adjustments (if any) are necessary to be made to Buyer’s Statement in respect of the items in dispute in order to comply with the requirements contained in this Agreement for the calculation of the Closing Date NAV. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties and the Closing Date NAV, reflecting the decision of the Expert and signed by the Expert, shall be deemed the Final Statement. Buyer and Seller each shall pay one-half of the fees and expenses of the Expert. If the New York City office of Deloitte & Touche is unable or unwilling to resolve a dispute referred to it under this Section 2.5(d), and if within 20 Business Days of learning of such inability or unwillingness Buyer and Seller are unable to agree on an independent firm of certified public accountants of national repute to serve as the Expert (or if such Expert is agreed upon by Buyer and Seller but is unable or unwilling to resolve such dispute), then Buyer or Seller shall refer the dispute to final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the decision in the arbitration shall, in the absence of fraud or manifest error, be final and binding on the Parties, and the Closing Date NAV, reflecting the decision of the arbitration and signed by the arbitrator(s), shall be deemed the Final Statement. Buyer and Seller each shall pay one-half of the fees and expenses of the arbitration.
               Section 2.6 Claims Receivables. With respect to claims receivable of the Business outstanding on the Closing Date or claims receivable of Seller arising on or after the Closing Date and relating to Goods-in-Transit, owed from vendors to the Business, that are not otherwise included as Business Assets, to the extent that any such receivables are collected, received or recovered, directly or indirectly (including, without limitation, from direct payment from such vendor or deduction or offset of amounts that otherwise would be paid to the vendor by Buyer or any of its Affiliates), by Buyer or any of its Affiliates, Buyer shall, within ten (10) Business Days following any such collection, receipt or recovery, deliver to Seller the full amount of such receivables so collected, received or recovered. To the extent that any such claims receivables are not collected, received or recovered by Seller or a Seller Subsidiary (or otherwise collected, received or recovered by Buyer or a Buyer Affiliate and delivered to Seller in accordance with the preceding sentence) on or prior to the 90th day following the Closing Date, Seller shall have the right, and the Seller Subsidiaries (as the case may be) shall have the right, to assign to Buyer (or a Buyer Affiliate) all of their rights, properties and interests in and to all such receivables upon written notice of assignment to Buyer. Following such assignment, Buyer shall, and shall cause its Affiliates (as the case may be) to, (i) use its or their (as the case may be) commercially reasonable best efforts to collect, receive or recover (including, without limitation, from direct payment from such vendor or deduction or offset of amounts that otherwise would be paid to the vendor by Buyer or any of its Affiliates) any receivables assigned in accordance with the preceding sentence, and (ii) within ten (10) Business Days following any such collection, receipt or recovery, deliver to Seller the full amount of such receivables so collected, received or recovered, net of collection costs reasonably paid by Buyer to a third party collection services provider in respect of such receivables collected, received or recovered, plus 5.0% of the amount of such receivables as an administrative cost. The Parties agree and acknowledge that any amounts collected from a vendor in respect of claims receivables (including, without limitation, from direct payment from such vendor or deduction or offset of amounts that otherwise would be paid to the vendor) shall be applied against claims receivables of Seller and Buyer from such vendor in the order in which they were incurred.
               Section 2.7 EBITDA Adjustments.
     (a) If (i) the Closing Date Physical Inventory Shrinkage Amount (if any) exceeds 5% of the Pre-Physical Inventory Value, (ii) Buyer prepares and submits to Seller Buyer’s Adjusted EBITDA Calculation pursuant to Section 2.5(a), and (iii) the Final Adjusted EBITDA is less than the Target EBITDA, then, in addition to adjustments under Section 2.5, the Purchase Price will be reduced by the amount equal to the product of 5.0 times the amount by which the Final Adjusted EBITDA is less than the Target EBITDA (such amount, the “EBITDA Adjustment Payment”). By way of example, if the Final Adjusted EBITDA is $15,000,000, the EBITDA Adjustment Payment shall be $2,187,500 (5.0 x $437,500 (i.e., $15,437,500 - $15,000,000)). The EBITDA Adjustment Payment shall be due and payable by Seller to Buyer not later than five (5) Business Days after determination of the Final Adjusted EBITDA in accordance with this Section 2.7.
     (b) Seller shall permit Buyer and its representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of Seller’s November 2005 Statement (solely to the extent relating to Seller’s calculation of the Adjusted EBITDA as set forth therein) and provide Buyer with copies thereof (as reasonably requested by Buyer), and each of the Parties and their representatives shall cooperate with the other in connection with Buyer’s preparation of the Buyer’s Adjusted EBITDA Calculation.
     (c) If Seller disagrees with the Buyer’s Adjusted EBITDA Calculation as set forth on the Buyer’s Statement, Seller shall provide written notice to Buyer disputing such calculation (an “EBITDA Dispute Notice”), which EBITDA Dispute Notice shall specify in reasonable detail the nature of the disagreement. If Seller does not provide an EBITDA Dispute Notice within ten (10) Business Days after delivery of Buyer’s Statement, then the Buyer’s Adjusted EBITDA Calculation reflected on Buyer’s Statement shall be deemed final, and no longer subject to review or contest by either Party, and such Buyer’s Adjusted EBITDA Calculation shall thereafter be deemed the “Final Adjusted EBITDA.”
     (d) If an EBITDA Dispute Notice is timely delivered to Buyer, then during the 20 Business Day period following delivery of the EBITDA Dispute Notice, Buyer and Seller shall attempt to resolve all disagreements and to agree upon the calculation of the Final Adjusted EBITDA. In the event the Parties are unable to agree upon the calculation of the Final Adjusted EBITDA within 20 Business Days after delivery of the EBITDA Dispute Notice, either Buyer or Seller may refer the dispute to the New York City office of Deloitte & Touche or, if Deloitte & Touche is unable or unwilling to resolve such dispute, an independent firm of certified public accountants of national repute as Buyer and Seller may agree (the “EBITDA Expert”) on the basis that the EBITDA Expert is to be instructed to make a decision on the dispute and notify Buyer and Seller of its decision within 20 Business Days of receiving the reference or such longer reasonable period as the EBITDA Expert may determine. For purposes of this Section 2.7(d), (i) Seller and Buyer shall each promptly prepare a written statement (which statement may be based upon the advice of such Party’s respective accountants, at such Party’s sole discretion and expense) on the matters relevant to the calculation of the Adjusted EBITDA which, together with all relevant supporting documents, shall be submitted to the EBITDA Expert and to the other Party, and provide to the EBITDA Expert all such information as the EBITDA Expert shall reasonably request, and (ii) in rendering a decision, the EBITDA Expert shall state what adjustments (if any) are necessary to be made to Buyer’s Statement in respect of the items in dispute in order to comply with the requirements contained in this Agreement for the calculation of the Adjusted EBITDA. The decision of the EBITDA Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties and the Adjusted EBITDA, reflecting the decision of the EBITDA Expert and signed by the EBITDA Expert, shall be deemed the Final Adjusted EBITDA. Buyer and Seller each shall pay one-half of the fees and expenses of the EBITDA Expert. If the New York City office of Deloitte & Touche is unable or unwilling to resolve a dispute referred to it under this Section 2.7(d), and if within 20 Business Days of learning of such inability or unwillingness Buyer and Seller are unable to agree on an independent firm of certified public accountants of national repute to serve as the EBITDA Expert (or if such EBITDA Expert is agreed upon by Buyer and Seller but is unable or unwilling to resolve such dispute), then Buyer or Seller shall refer the dispute to final binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the decision in the arbitration shall, in the absence of fraud or manifest error, be final and binding on the Parties, and the Adjusted EBITDA, reflecting the decision of the arbitration and signed by the arbitrator, shall be deemed the Final Adjusted EBITDA. Buyer and Seller each shall pay one-half of the expenses of any arbitration pursuant to this Section 2.7.
     (e) The Parties agree and acknowledge that if any matters shall be referred to an accounting firm or arbitrator in order to resolve any disputes with respect to the calculation of the Adjusted EBITDA and any matters shall be referred to an accounting firm or arbitrator in order to resolve any disputes with respect to the calculation of the Closing Date NAV, such matters shall, to the extent reasonable and practicable, be resolved by such firm(s) and/or arbitrator concurrently.
     (f) The Parties agree and acknowledge that if (i) the Closing Date Physical Inventory Shrinkage Amount (if any) is equal to or less than 5% of the Pre-Physical Inventory Value, (ii) Buyer does not prepare and submit to Seller Buyer’s Adjusted EBITDA Calculation pursuant to Section 2.5(a), or (iii) the Final Adjusted EBITDA is equal to or greater than the Target EBITDA, neither Party shall have any liability or obligation pursuant to this Section 2.7 (except for Seller’s obligation pursuant to Section 2.7(b) solely to the extent necessary to permit Buyer to prepare Buyer’s Adjusted EBITDA Calculation and except for fees and expenses payable in accordance with Section 2.7(d)).

ARTICLE III
CLOSING
               Section 3.1 Closing; Closing Date. The closing of the purchase and sale of the Business Assets (the “Closing”) shall be held at the offices of Salans, 620 Fifth Avenue, New York, New York 10020, at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions to Closing in Article VII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time and/or on such other date as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to herein as the “Closing Date”). The Closing shall be deemed effective at 11:59 p.m. Eastern time on the Closing Date.
               Section 3.2 Items to be Delivered at the Closing by Seller. On the Closing Date, the Seller shall deliver or cause to be delivered to Buyer:
     (a) subject to Section 6.20, duly executed transfers in favor of Buyer or its nominee of all of the Shares, together with the stock certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents,
     (b) bills of sale, certificates of titles and such other certificates and assignments for the Business Assets and the Assumed Liabilities which have been executed by Seller or a Seller Subsidiary as appropriate depending upon the situs and owner of the particular Business Asset or Assumed Liability involved,
     (c) certificates of good standing or certificates of existence for each of Seller and the Seller Subsidiaries,
     (d) the executed Non-Competition Agreement,
     (e) the Required Consents,
     (f) the executed Services Agreement,
     (g) the executed OXM License Agreement,
     (h) the Escrow Agreement executed by Seller and the Escrow Agent,
     (i) the Thirteenth Street Lease, executed by Seller,
     (j) duly executed special warranty deeds (or their functional equivalent), each in the form attached hereto as Exhibit F, transferring the Hyatt Street Property to Buyer or its nominee,
     (k) payment of all deed recording fees (documentary stamps) to, and filing of any required documents related thereto with, the appropriate Governmental Entity in South Carolina in connection with the transfer of the Hyatt Street Property to Buyer or its nominee,

     (l) a certificate of tax compliance from the South Carolina Department of Revenue,
     (m) a South Carolina affidavit of residency from Seller or the Seller Subsidiary that holds title to the Hyatt Street Property,
     (n) a certificate of the corporate secretary of Seller with respect to certain corporate matters and attaching thereto a true, correct and complete copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby,
     (o) a certificate from Seller indicating that (i) the representations and warranties of Seller contained in Article IV hereof are true and correct in all material respects as of the Closing Date, and (ii) Seller and the Seller Subsidiaries have performed and complied in all material respects with all covenants and any remedies required by this Agreement to be performed by Seller and the Seller Subsidiaries through the Closing,
     (p) the Books and Records (to the extent located, on the Closing Date, at (w) the Hyatt Street Property, (x) Seller’s Owned Real Property located at 419 Thirteenth Street, Gaffney, South Carolina, (y) Seller’s Leased Real Property located in New York, New York or (z) Seller’s Leased Real Property located in Guatemala) and, to the extent not already provided (or, at Seller’s option, Seller shall provide copies of or access to), the other Books and Records and the books of account, ledgers and order books Related to the Business and used in the preparation of Seller’s November 2005 Statement, together with a list of outstanding purchase orders, Goods-in-Transit, and letters of credit outstanding,
     (q) the legal opinion of Seller’s legal counsel in the form attached hereto as Exhibit G, and
     (r) all other documents required to be entered into or delivered by Seller or a Seller Subsidiary at or prior to the Closing pursuant hereto.
               Section 3.3 Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent the Escrow Amount and shall deliver or cause to be delivered to Seller:
     (a) payment of the Preliminary Purchase Price (less the Escrow Amount) and payment of the Working Capital Adjustment (less the NAV Holdback Amount, if any), if any, in each case, in immediately available funds,
     (b) assumptions for the Business Assets and the Assumed Liabilities which have been executed by Buyer or a Buyer Affiliate, as the case may be, as appropriate depending upon the situs and owner of the particular Business Asset or Assumed Liability involved,
     (c) the executed Services Agreement,

     (d) the executed OXM License Agreement,
     (e) the executed Non-Competition Agreement,
     (f) the Thirteenth Street Lease, executed by Buyer,
     (g) the Escrow Agreement, executed by Buyer,
     (h) a certificate of the corporate secretary of Buyer with respect to certain corporate matters and attaching thereto a true, correct and complete copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby,
     (i) a certificate from Buyer indicating that (i) the representations and warranties of Buyer contained in Article V hereof are true and correct in all material respects as of the Closing Date, and (ii) Buyer has performed and compiled in all material respects with all covenants and agreements required by this Agreement to be performed by Seller prior to or at the Closing,
     (j) the legal opinion of Buyer’s counsel in the form attached hereto as Exhibit H, and
     (k) all other documents required to be entered into or delivered by Buyer or a Buyer Affiliate at or prior to the Closing pursuant hereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
               Except as specifically set forth in the disclosure schedules which have been delivered by Seller to Buyer at or prior to the execution of this Agreement (the “Seller Disclosure Schedules”), Seller represents and warrants to Buyer, each of which is true and correct on the date hereof (except for such representations and warranties which are made as of a specific date which are true and correct as of such date), as follows:
               Section 4.1 Organization, Authority, Binding Obligation of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of Georgia. Seller and the Seller Subsidiaries have all requisite power and authority, corporate and otherwise, to carry on the Business as it is now being conducted, to execute, deliver and perform the respective obligations of Seller and the Seller Subsidiaries under this Agreement and, as of the Closing Date, the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and any Seller Subsidiary of this Agreement and any Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action of Seller and the Seller Subsidiaries. This Agreement and, as of the Closing Date, each of the Ancillary Agreements to which Seller or any Seller Subsidiary is a party, have been duly executed and delivered by Seller or such Seller Subsidiary, and upon execution and delivery by the other parties thereto, each constitutes a valid and binding obligation of Seller or Seller Subsidiary, enforceable in accordance with its respective terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
               Section 4.2 No Conflicts; Consents. Except as required under the HSR Act, no consent, or Permit of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by Seller is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, (i) violate any provision of the organizational or governing documents of Seller, (ii) subject to obtaining the Consents and the Permits and/or Filings referred to in this Section 4.2, conflict with or violate in any material respect any law applicable to Seller or any permit or order of any Governmental Entity currently in effect with respect to the Business, (iii) violate any provision of any Material Contract or by its terms expressly grant to the other party thereto the right to terminate a Material Contract directly as a result of the sale of the Business by Seller and the Seller Subsidiaries, or (iv) result in the imposition of any Lien (other than Permitted Liens) on any Business Assets pursuant to, any mortgage, lease, Permit, Contract, instrument, law, order, arbitration award or Judgment to which Seller is bound, except in the case of clauses (ii), (iii), and (iv) as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000. Schedule 4.2 sets forth all third party consents required in connection with the consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000 (the “Consents”).
               Section 4.3 Business Property.
     (a) Schedule 4.3(a) sets forth a complete list as of the date of this Agreement of (i) the Owned Real Property and Leased Real Property, and (ii) all Leases, including with respect to each Leased Real Property (x) the name and date of each amendment or supplementing document or assignment constituting part of the applicable Lease and (y) the location of the Leased Real Property. Seller has delivered to Buyer a true and complete copy of each written Lease.
     (b) Except as set forth in Schedule 4.3(b), Seller or a Seller Subsidiary has good and marketable fee title to each Owned Real Property, and good and marketable title to each leasehold estate in each Leased Real Property (the Owned Real Property or Leased Real Property being sometimes referred to herein, individually, as the “Business Property”), in each case free and clear of all Liens other than Permitted Liens.
     (c) As of the date of this Agreement, the rental amounts set forth in each Lease represent the actual rent being paid, and there are no separate agreements or understandings amending or modifying such rental amounts.

     (d) Schedule 4.3(d) sets forth a complete list as of the date of this Agreement of all Contracts (and all amendments, extensions and modifications thereto) to which Seller or a Seller Subsidiary is a party that contains an unperformed obligation of Seller or a Seller Subsidiary to purchase or acquire any interest in real property Related to the Business.
     (e) There are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings involving any Owned Real Property or any portion thereof, or for a sale in lieu thereof. Each of the Owned Real Property (including improvements thereon and the appurtenances thereto) is reasonably suited for the purposes for which it is currently being used, and is in good operating condition for such purposes, subject to ordinary wear and tear. To the Knowledge of Seller, there are no pending or threatened condemnation or eminent domain proceedings involving any Leased Real Property or any portion thereof, or for a sale in lieu thereof. To the Knowledge of Seller, the use of the Owned Real Property and the conduct of the Business on the Owned Real Property does not violate any deed restrictions or covenants affecting such Owned Real Property, and none of the improvements on the Owned Real Property encroaches onto any other property in any material respect, provided that, without limiting the generality of the foregoing, if such encroachment could result in a forced removal, it shall be deemed material. All necessary access from public roads are, in all material respects, legally and validly available to the Owned Real Property, and all utilities sufficient for the operation of the Business as currently conducted are, in all material respects, operational on each of the Owned Real Property. To the Knowledge of Seller, there are no violations by any landlord of any peaceful and quiet possession covenant contained in the Leases.
     (f) Except as set forth in Schedule 4.3(f) the Business Properties constitute all of the real property owned or leased by Seller or a Seller Subsidiary and Related to the Business.
               Section 4.4 Compliance. Except as set forth on Schedule 4.4:
     (a) Seller and the Seller Subsidiaries have complied in all material respects with all applicable statutes, laws and regulations of any Governmental Entity in respect of the conduct of the Business. Seller and each of the Seller Subsidiaries is operating and has operated the Business and Owned Real Property or Leased Real Property in compliance in all material respects with all applicable statutes, laws and regulations of any applicable Governmental Entity. As of the date hereof, neither Seller nor any Seller Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Seller or the Seller Subsidiary is not in compliance in all material respects with any applicable statute, law and regulation of any Governmental Entity in the conduct of the Business and which has not been resolved in all respects.
     (b) Seller and the Seller Subsidiaries have all necessary Permits required by any Governmental Entity to conduct the Business as currently conducted, including, but not limited to, those required pursuant to Environmental Laws, and is in compliance in all material respects with the terms thereof. No violations of such Permits currently exist, and no material violations have been reported to Seller in writing in respect of such Permits within the last three years.
     (c) Seller has complied, in all material respects, with all applicable statutes, laws and regulations with respect to the conduct of the Business relating to the importation of merchandise into the United States. Seller’s origin declarations with respect to the conduct of the Business are, and have been, accurate in all material respects and based on the exercise of reasonable care. As of the date hereof, Seller has not received any written, or to the Knowledge of Seller, oral, communication with respect to the conduct of the Business during the past five years from United States Customs and Border Protection, or its predecessor, the United States Customs Service, that: (i) alleges that Seller is not in compliance with any applicable statute, law and regulations; (ii) excludes merchandise; or (iii) asserts that Seller owes additional duties, liquidated damages, penalties, or fees.
     (d) For purposes of this Section 4.4(d), Seller and the Seller Subsidiaries shall be deemed to include any predecessor by merger or consolidation and any persons from which Seller and any Seller Subsidiary have assumed liabilities under Environmental Laws in connection with the Business by contract or operation of Law.
(i)	Seller and each Seller Subsidiary is operating and has operated the Business and the Business Property in compliance in all material respects with all Environmental Laws.

(ii)	Neither Seller nor any Seller Subsidiary has received a written notice, demand, claim, request for information, or to the Knowledge of Seller, any other notice or claim in connection with the Business indicating that Seller or any Seller Subsidiary is in material violation of, or is potentially materially liable under, any Environmental Law with respect to the conduct of the Business, the substance of which communication has not been materially resolved.

(iii)	There is no material civil, criminal, or administrative claim, notice of violation or proceeding pending, nor any material Judgment issued, against Seller or any Seller Subsidiary with respect to the Business, nor to Seller’s Knowledge, threatened against the foregoing, in each case (i) relating in any way to Environmental Law and (ii) which has not been resolved in all material respects.

(iv)	No Hazardous Materials exist on, under or within any Owned Real Property or any Leased Real Property that has given, or is reasonably expected, under reasonable and prudent business practices, to give rise to liability of Seller or any Seller Subsidiary under any Environmental Law, except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000. No Hazardous Materials have been treated or Released by

Seller or any Seller Subsidiary in the conduct or operation of the Business (i) in quantities requiring investigation or cleanup pursuant to applicable Environmental Law or (ii) in a manner that is reasonably likely to form the basis of material liability under Environmental Law. No Hazardous Materials have been Released by Seller or a Seller Subsidiary in the conduct or operation of the Business at any offsite location, including any storage, treatment or disposal facility, (i) in quantities requiring investigation or cleanup pursuant to applicable Environmental Law or (ii) in a manner that is reasonably likely to form the basis of material liability under Environmental Law. No cleanup has occurred at any Business Property that is reasonably likely to result in the assertion or creation of a Lien (other than Permitted Liens) on such property by any Governmental Entity with respect thereto, nor has any such assertion of a Lien been made in writing by any Governmental Entity.

(v)	Seller and the Seller Subsidiaries possess or have applied for all Permits required under Environmental Law necessary to conduct the Business as currently conducted and to own and operate the Owned Real Property and lease the Leased Real Property (“Environmental Permits”), except those Permits the failure of which to possess would not reasonably be expected to require payment by or result in a loss to the Company of more than $25,000. All such Environmental Permits which have been issued to the applicable entity are validly held, and the applicable entity has complied in all material respects with all terms and conditions thereof. None of Seller or any Seller Subsidiary has received written notice of any proceeding relating to modification, revocation or non-renewal of any Environmental Permit as a result of the execution and delivery of this Agreement or transactions contemplated by this Agreement. Schedule 4.4(d) of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all Environmental Permits.

(vi)	Except as set forth on Schedule 4.4(d), there are no underground storage tanks located on any of the Owned Real Property or the Leased Real Property.

(vii)	There is not at, on or in any Business Property located at the Hyatt Street Property any friable asbestos-containing material, polychlorinated biphenyls, lead-based paint or toxic mold in amounts or concentrations which currently require, as conditions currently exist, remediation under applicable Environmental Law to prevent human health effects or damage to the Business Property, except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Business of more than $25,000.

(viii)	Seller has made available to Buyer copies of all environmental risk assessment or environmental compliance assessment reports generally referred to as “Phase I Reports” and other environmental reports, studies, assessments, and sampling data (“Environmental Reports”) in Seller’s possession that have been issued since January 1, 2001 for or relating to the Business Property.

(ix)	As used in this Agreement:
A.	“Environmental Laws” means any Law, Permit or Judgment issued or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to environment or to the management, Release or threatened Release of Hazardous Materials;

B.	“Hazardous Materials” means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and (2) any other wastes, materials, chemicals or substances regulated or defined as hazardous pursuant to any Environmental Law; and

C.	“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emptying, escape or emanation of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface and subsurface strata) or within any building, structure, facility or fixture.
               Section 4.5 Title to Assets. Seller or a Seller Subsidiary has good title to, or a valid leasehold interest in, or right or license to use, the Business Assets and other tangible assets used or held for use in the operation or conduct of the Business or Related to the Business, in each case free of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.5, the Business Assets together with Buyer’s rights and interests under the Services Agreement and other agreements executed pursuant to the terms hereof constitute all of the assets, rights and/or interests which are used in, and are sufficient for, the operation of the Business as it is currently being conducted.
               Section 4.6 Intellectual Property.
     (a) Schedule 4.6(a) contains an accurate and complete list of all patents, patent applications, registered trademarks, trademark applications, registered trade names, trade name applications, registered copyrights, copyright applications and domain name registrations included in the Business Intellectual Property. To the Knowledge of Seller and except as set forth on Schedule 4.6(a), Seller or a Seller Subsidiary is validly licensed to use, or otherwise has the right to use, all of the Business Intellectual Property. There are no restrictions on the direct and indirect transfer of any contract, or any interest therein, held by Seller or any Seller Subsidiary in respect of such Business Intellectual Property, except as set forth on Schedule 4.6(a) or except as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Company of more than $25,000. Except as set forth in Schedule 4.6(a) or as would not reasonably be expected, individually or in the aggregate, to require payment by or result in a loss to the Company of more than $25,000, as of the date hereof, neither Seller nor any Seller Subsidiary has received since January 1, 2000 any written, or to the Knowledge of Seller, any oral notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use such Business Intellectual Property and none of the Business Intellectual Property has been, or will be, charged with Liens by Seller and the Seller Subsidiaries or otherwise, other than (x) Liens released at the Closing and (y) Permitted Liens. Except as set forth on Schedule 4.6(a), none of the Business Intellectual Property is subject to any pending or, to the Knowledge of Seller, threatened challenge or reversion and, to the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall not create any right of termination, cancellation or reversion with respect thereto anywhere in the world. Except as set forth on Schedule 4.6(a), none of the Business Intellectual Property that is owned by Seller or any Seller Subsidiary is licensed to any person or entity. To the Knowledge of Seller, use of the Business Intellectual Property does not infringe on or misappropriate any Intellectual Property rights of any third party, and there is no claim for damages or any proceeding pending or threatened against Seller or any Seller Subsidiary with respect thereto. To the Knowledge of Seller, no person is infringing or otherwise acting adversely with respect to Seller’s or any Seller Subsidiary’s rights under or in respect of any of the Business Intellectual Property as of the date hereof.
     (b) Schedule 4.6(b) lists all of the license agreements to which Seller or any Seller Subsidiary is a licensee with respect to any Business Intellectual Property, which are necessary for the conduct of the Business as presently conducted and which require payment by Seller or any Seller Subsidiary greater than $1,000 per annum (the “License Agreements”). Each License Agreement is in full force and effect in accordance with its terms, and Seller or the Seller Subsidiary, as applicable, has performed all material obligations due and required to be performed by it under such License Agreement as of the date hereof and Seller or the Seller Subsidiary is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, and, to the Knowledge of Seller, no other party to any such License Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. There are no claims pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary by any third party asserting that any of the intellectual property rights licensed to Seller or any Seller Subsidiary under any License Agreement, or any proprietary designs developed by Seller or any Seller Subsidiary in connection with any License Agreement, infringes upon the intellectual property rights of such third party.
               Section 4.7 Contracts. Except as described in Schedule 4.7 (all Contracts (other than the License Agreements), agreements, commitments and instruments required to be set forth on such Schedule 4.7 of the Seller Disclosure Schedules, collectively, the “Material Contracts”), neither Seller nor any Seller Subsidiary is a party to or bound by any of the following Contracts (other than the License Agreements) with respect to the Business:
     (a) lease or contract under which the Business is a lessee of, or holds or uses, any machinery, equipment, vehicle or other personal property owned by a third party and pursuant to which Seller or a Seller Subsidiary is obligated to spend more than $50,000 per annum;
     (b) contract for the future purchase of inventory, materials, supplies or equipment pursuant to which Seller or any Seller Subsidiary is obligated to spend more than $25,000 per annum under any such contract other than in the usual and ordinary course of the Business;
     (c) contract under which Seller or any Seller Subsidiary has borrowed or may borrow any money or issued or may issue any note, indenture or other evidence of indebtedness or directly or indirectly guaranteed liabilities or obligations of others (other than endorsements of checks for the purpose of collection in the ordinary course of business);
     (d) mortgage, pledge, security agreement, deed of trust or other document granting an encumbrance on Seller’s or any Seller Subsidiary’s assets;
     (e) management, service or consulting or other similar type of contract which involves payments by Seller or any Seller Subsidiary in excess of $25,000 per annum;
     (f) covenant not to compete or confidentiality agreement; or
     (g) any contract granting to any person first-refusal, first-offer or similar preferential right to purchase or acquire any asset or assets which are material to the Business.
Except as set forth in Schedule 4.7, each Material Contract is a valid and binding obligation of Seller or the Seller Subsidiary party thereto and, to the Knowledge of Seller, the other parties thereto and is in full force and effect in accordance with its terms. Except as set forth on Schedule 4.7, Seller or a Seller Subsidiary has performed all material obligations required to be performed by it to the date hereof under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Seller, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller and the Seller Subsidiaries have not received any notice of termination of any Material Contract to which it is a party.
               Section 4.8 Financial Statements.
     (a) Attached hereto as Schedule 4.8(a)(i) are the Financial Statements and the Seller’s November 2005 Statement. Except as otherwise set forth on Schedule 4.8(a)(ii) with respect to the Financial Statements, the Financial Statements and the Seller’s November 2005 Statement have been prepared in accordance with the accounting methodology set forth on Schedule 2.5 and in accordance with the Net Asset Value Guidelines, as applicable, and fairly represent in all material respects the financial condition of the Business as of the dates set forth therein, and the results of operations of the Business and changes in financial position (and, solely with respect to the Seller’s November 2005 Statement, the cash flows) of the Business for the periods indicated, and are reconcilable to the books and records of the Business.
     (b) Except as set forth in Schedule 4.8(b), the Business has no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, and no event had occurred which would cause or give rise to any material liabilities or obligations, in each case which are required to be reflected or reserved in a balance sheet or the notes thereto under GAAP, but which are not reflected or reserved against in the Seller’s November 2005 Statement, except for liabilities or obligations which arose in the ordinary course of business since the date of the Seller’s November 2005 Statement.
     (c) Except as set forth in Schedule 4.8(c), since December 2, 2005 through the date hereof, there has not been, occurred or arisen with respect to the Business any:
(i)	capital expenditures or commitment by Seller or any Seller Subsidiary exceeding $50,000, other than in the ordinary course of the Business;

(ii)	purchase of any real property or real property interest to be included as part of the Business Assets or disposition of any Owned Real Property;

(iii)	destruction of, damage to or loss of any material assets, material business or material customer (whether or not covered by insurance);

(iv)	change in accounting methods or practices (including any change in depreciation or amortization policies or rates);

(v)	revaluation of the Business Assets;

(vi)	except for normal merit, or cost-of-living, or promotional increases to individual employees in accordance with past practices of Seller or any Seller Subsidiary, increase in the rate of compensation for any employee of the Business or the entering or alteration of any employment, consulting, or managerial services agreement affecting the Business;

(vii)	the adoption or amendment of any Employee Benefit Plan affecting employees of the Business, other than amendments (i) that are required by Law or that are not applicable to employees of the Business, or (ii) which either (A) do not increase the cost, in the aggregate, of all such Employee Benefit Plans to the employer, or (B) have the prior consent of Buyer, which consent shall not be unreasonably withheld;

(viii)	the hiring or the offer to hire as an employee, the retention or the offer of retention as a consultant, or otherwise the agreement to pay for services rendered or to be rendered other than for the Business, any persons who, on or after December 2, 2005 were employees of, or full-time consultants to, the Business, other than persons listed on Schedule 4.8(c)(viii);

(ix)	the acceleration or delay of any sale of the products of the Business, except in the ordinary course of business;

(x)	agreement, contract, lease or commitment or any extension or modification of the terms thereof which involves the payment of greater than $50,000 per annum, or any intercompany obligations other than in the ordinary course of business and consistent with past practices;

(xi)	sale, lease, license or other disposition of any of the Business’ material assets or properties, or any creation of any security interest in such assets or properties except in the ordinary course of business consistent with past practices;

(xii)	amendment or termination of any Material Contract or License Agreement;

(xiii)	waiver or release of any right or claim in excess of $50,000;

(xiv)	Material Adverse Change;

(xv)	action taken by Seller or any Seller Subsidiary that would violate Section 6.2; or

(xvi)	agreement by Seller or any Seller Subsidiary or any officer or employee thereof to do any of the things described in the preceding clauses (i) through (xv) (other than as contemplated hereby).
     (d) With respect to the Business, Seller and the Seller Subsidiaries maintain accurate books and records reflecting in all material respects each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.
               Section 4.9 Disputes and Offsets. Each of the Business’ customer purchase orders outstanding as of the date hereof or as of the Closing Date arose in the ordinary course of the Business and constitutes a bona fide customer purchase order. Except as set forth on Schedule 4.9, as of the date hereof, none of the Business’ customer purchase orders is the subject of any written, or to the Knowledge of Seller other, dispute, offset or claim by any customer, other than pursuant to the terms of such purchase order.
               Section 4.10 Inventory. All of the Business’s inventory consists of a quality, quantity and price usable and/or saleable in the ordinary course of the Business, net of applicable reserves. To the Knowledge of Seller, such inventory is related to a valid, bona fide customer order or Seller’s replenishment program, or such inventory is otherwise being maintained in a manner consistent with past practice. Other than with respect to Goods-in-Transit or as otherwise set forth on Schedule 4.10, all such inventory is located at facilities of the Business and has not been consigned to any third party. All such inventory is recorded in accordance with GAAP applied at the lower of cost or market using the first-in first-out (FIFO) identification method. All products of the Business have been produced in compliance with all “codes of conduct” of its licensors and customers, including any provisions thereof relating to labor practices of Seller and the Seller Subsidiaries, their vendors or their contract manufacturers. Seller and the Seller Subsidiaries maintain reasonable policies, practices and procedures with respect to the security and safeguard of inventory and other assets (including, with respect to employee and third party theft and other loss) of the Business and have not made any material changes to such policies, practices and procedures during the year prior to the date hereof.
               Section 4.11 Employee and Related Matters: ERISA.
     (a) Schedule 4.11(a) sets forth a true and correct list of each employee of Seller or a Seller Subsidiary devoted primarily to the Business as of April 24, 2006 (except with respect to Guatemala Employees, a true and correct list of each Guatemala Employee as of March 29, 2006), each of their respective positions, each of their respective hourly wage or salary or other cash compensation, and the most recent dates that each such employee’s services commenced (the “Employees”).
     (b) None of the Employees is covered by a collective bargaining agreement. Except as set forth on Schedule 4.11(b), with respect to the Business Employees (i) each of Seller and the Seller Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, including those pertaining to wages, hours, overtime, working conditions, collective bargaining, employment discrimination, immigration, occupational safety and health, worker’s compensation and unemployment insurance, (ii) there is no unfair labor practice complaint against Seller or any Seller Subsidiary pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board with respect to Seller or any Seller Subsidiary , (iii) there are no discrimination charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any Governmental Entity or court of competent jurisdiction against Seller or any Seller Subsidiary, and (iv) there is no labor strike, slowdown, stoppage or similar dispute pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary.
     (c) Schedule 4.11(c) sets forth a list of all Employee Benefit Plans. Seller has made available to Buyer a true and complete copy of each Employee Benefit Plan (including without limitation all amendments thereto), and a true and complete copy of (i) each amendment thereto, (ii) a copy of each trust or other funding arrangement, (iii) the most recent summary plan description and summary of material modifications, and (iv) the most recently filed IRS Form 5500 for each Employee Benefit Plan, if any.
     (d) Except as set forth on Schedule 4.11(d), none of the Employee Benefit Plans is a plan that is or ever has been subject to Title IV of ERISA, Section 302 of

ERISA or Section 412 of the Code (a “defined benefit plan”). None of the Employee Benefit Plans is (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or (iii) a plan maintained in connection with a trust described in Section 501(c)(g) of the Code. Except as set forth on Schedule 4.11(d), (x) none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person, and (y) none of the Employee Benefit Plans provides for or promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of the Business other than obligations pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. Each of the Employee Benefit Plans is subject only to the laws of the United States or a political subdivision thereof.
     (e) Except as set forth on Schedule 4.11(e), each of the Employee Benefit Plans has been operated and administered, in all material respects, in accordance with its terms and applicable laws, including but not limited to, ERISA and the Code. Except as set forth on Schedule 4.11(e), no legal action, suit or claim is pending or, to the Knowledge of Seller, threatened, with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim.
     (f) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan which is intended to be qualified or exempt from taxation within the meaning of Section 401(a), 401(k) or 501(a) of the Code and, to the Knowledge of Seller, no event, action or omission has occurred since the date of any such determination letter that would adversely affect such qualified status.
     (g) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan which could give rise to a material liability imposed on Seller or any Seller Subsidiary. Seller and Seller Subsidiaries have not incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to such material liability. Seller and Seller Subsidiaries have not incurred any material liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to such material liability.
     (h) Contributions, dividends, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.
     (i) Except as set forth on Schedule 4.11(i) or as required by applicable law, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller and Seller Subsidiaries relating to, or change in employee participation criteria or coverage criteria under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.
     (j) Except as set forth on Schedule 4.11(j), no employee or former employee of Seller and Seller Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) solely as a result of the transactions contemplated hereby.
     (k) Schedule 4.11(k) sets forth a list of all former employees of the Business whose employment was terminated since January 1, 2004 (either voluntarily by the employee or by Seller or any Seller Subsidiary), and indicates whether any claims were made by such former employee in connection with such employee’s termination. Seller has provided Buyer with a copy of all written settlement agreements, releases or other agreements executed by any such former employees in connection with the termination of their employment.
     (l) To the Knowledge of Seller, none of the Employees listed on Schedule 4.11(l) has terminated his or her employment with Seller or any Seller Subsidiary, or has put Seller or any Seller Subsidiary on notice of such Employee’s intent to terminate his or her employment as a result of the transactions contemplated by this Agreement on or prior to the Closing Date.
               Section 4.12 Litigation. Except as set forth in Schedule 4.12, there is no claim, counterclaim, action, suit, order, proceeding or investigation (each a “Claim”) pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary with respect to the Business. Neither Seller nor any Seller Subsidiary is subject to or in default under any Judgment with respect to the Business.
               Section 4.13 Transactions with Related Parties. Except as set forth on Schedule 4.13, no officer or director of Seller or any Seller Subsidiary, nor any of their respective spouses or immediate family members (collectively, the “Related Parties”), directly or indirectly owns, on an individual or joint basis, any material interest in, nor serves as an officer or director or in another similar capacity of, any competitor, distributor or supplier of the Business or any organization that has a contract or arrangement with Seller or any Seller Subsidiary relating to the Business. No Related Party has any ownership rights in and to the Business, except to the extent that a Related Party is a stockholder of Seller.
               Section 4.14 Insurance. Schedule 4.14 sets forth a list of all insurance policies currently in effect that insure the property and assets of the Business (the “Insurance Policies”), and true and complete copies of all Insurance Policies have been made available to Buyer. Except as set forth on Schedule 4.14, each Insurance Policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and Seller or any Seller Subsidiary, as the case may be, has not received any notice of cancellation, termination or default or denial of coverage in respect of any such Insurance Policy. There is no claim by

Seller or any Seller Subsidiary pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies relating to the Business. To the Knowledge of Seller, there is no threatened termination of, or premium increase (other than normal premium increases) with respect to, any of such Insurance Policies relating to the Business.
               Section 4.15 Tax Matters. Except as set forth on Schedule 4.15:
     (a) all Tax Returns that were required to be filed by Seller or any Seller Subsidiary on or before the Closing Date have been or will be timely filed, and all such Tax Returns are true, correct and complete in all material respects, and all Taxes shown as owing on such Tax Returns have been or will be paid or adequately accrued;
     (b) neither Seller nor any Seller Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
     (c) there are no outstanding Liens for Taxes upon the assets of Seller or any Seller Subsidiary, other than for Taxes not yet due and payable;
     (d) neither Seller nor any Seller Subsidiary (A) has received any written notice of any proposed adjustment, deficiency or assessment from any taxing or other Governmental Entity that is currently outstanding with respect to Income Taxes or any written notice of material deficiency or assessment that is currently outstanding from any taxing or other Governmental Entity with respect to any other Taxes, or (B) currently is under audit, or has received written notice of commencement of, any audit that is on-going by any taxing or other Governmental Entity concerning any Taxes;
     (e) no written claim for Taxation has been made within the prior six years by a Governmental Entity in a jurisdiction where Seller or any Seller Subsidiary does not file Tax Returns that it is or may be subject to Taxation in that jurisdiction;
     (f) Seller and the Seller Subsidiaries have, in all material respects, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party;
     (g) neither Seller nor any Seller Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that as a result of the transactions contemplated hereby could obligate it to make any payments the deduction for which would be disallowed under Code Section 280G;
     (h) Seller and the Seller Subsidiaries have not entered into any tax shelter transaction of the type listed by the Internal Revenue Service as abusive; and
     (i) Seller has recognized and paid any and all Taxes on any phantom income that may have arisen in respect of but not limited to pre-payments, installment sales and changes to accounting methods Related to the Business as a result of the actions or omissions of Seller prior to the Closing Date.
               Section 4.16 Customers; Suppliers.
     (a) No Material Customer has cancelled, terminated or, to the Knowledge of Seller, informed Seller or any Seller Subsidiary that such customer intends to cancel or otherwise terminate its relationship with the Business. To the Knowledge of Seller, no Material Customer has affirmatively advised Seller that such customer proposes to materially decrease its business with Seller Relating to the Business, understanding, for purposes of this representation, that, except to the extent purchase orders have actually been placed with Seller by a Material Customer, no Material Customer is obligated to purchase any goods, or do any business, with Seller or a Seller Subsidiary. For purposes of this Section 4.16(a), “materially decrease” shall mean to reduce purchases by a Material Customer during the 2006 calendar year to a level such that total purchases (expressed in dollars) by such customer during the 2006 calendar year would be in a dollar amount less than 75% of the total purchases (expressed in dollars) by such Material Customer during the 2005 calendar year.
     (b) To the Knowledge of Seller, no key supplier of the Business is in default in any material respect in connection with any delivery of materials, products or services, which default has not been cured or is not otherwise in the process of being cured.
               Section 4.17 Certain Payments.
     (a) Neither Seller nor any Seller Subsidiary, nor, to the Knowledge of Seller, any director, officer, agent, employee or other person associated with or acting on behalf of Seller or any Seller Subsidiary has (i) provided, or arranged for the provision of, any unlawful contribution, unlawful gift, unlawful entertainment or other unlawful expense relating to any political party or official thereof or any candidate for public office; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the anti-laundering compliance provisions of the USA PATRIOT Act of 2001, as amended, or any anti-corruption laws or regulations of the jurisdiction of organization or principal activities of the Company; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person (including any representative or employee of any Governmental Entity); or (iv) violated or operated in noncompliance with any export restrictions, anti-boycott regulations or embargo regulations.
     (b) None of the assets and properties of Seller or the Seller Subsidiaries (i) has been acquired by Seller or any Seller Subsidiaries pursuant to a transaction that has involved directly or indirectly an illegal payment to a representative or employee of any Governmental Entity or (ii) to the Knowledge of Seller, represents the proceeds of any illegal activity.
               Section 4.18 Broker Fees. No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
               Buyer represents and warrants to Seller, each of which is true and correct on the date hereof, as follows:
               Section 5.1 Organization; Authority; Binding Obligation. Buyer is duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the requisite authority and power to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate action of Buyer. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Buyer and each constitutes a valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
               Section 5.2 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party do not and will not (with or without notice or lapse of time, or both) conflict with or result in any violation of (a) the certificate or articles of incorporation, bylaws or similar governing documents of Buyer, or (b) any Law applicable to Buyer or its properties or assets or violate or conflict with, or result in a breach under, or require any consent or approval to be obtained from any Governmental Entity or party to, any contract to which Buyer is subject or is bound except for compliance with and filing under the HSR Act.
               Section 5.3 Broker Fees. Except for fees payable to Financo, Inc., which fees are the sole responsibility of Buyer, no broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Buyer.
               Section 5.4 Litigation. There is no Claim pending or, to the knowledge of Buyer, threatened against Buyer or any Buyer Affiliate which seek to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent the Buyer from complying in all material respects with the terms and provisions of this Agreement.
               Section 5.5 Available Funds. Buyer has, and on the Closing Date will have, sufficient funds to purchase the Business Assets and pay the Purchase Price in accordance with the terms hereof, pay all related fees and expenses and effect all other transactions contemplated hereby.
ARTICLE VI
CERTAIN COVENANTS AND UNDERSTANDINGS
               Section 6.1 Full Access. At all reasonable times prior to and including the Closing Date, Seller shall cause to be afforded to the officers, attorneys, accountants, and other authorized representatives of Buyer all reasonable access during normal business hours to the offices, properties, Books and Records, including all commitments and records Related to the Business, and to the employees of Seller and the Seller Subsidiaries and their agents and consultants, in order that Buyer may have an opportunity to make such reasonable legal, accounting, business or other review or investigation of the Business as Buyer shall reasonably desire to have made, it being understood that Buyer shall endeavor to conduct any such review in a manner not disruptive to the Business. On the Closing Date, Seller shall use commercially reasonable efforts to cooperate with Buyer to allow Buyer and its authorized representatives to perform a review of the physical inventory of the Business in connection with Buyer’s preparation of the Buyer’s Statement.
               Section 6.2 Preservation of Business; Transfer of Assets. From and after the date hereof and through the Closing Date, Seller shall use its reasonable best efforts to (i) cause Seller to preserve substantially intact the Business, (ii) keep available the services of the employees involved in the Business and (iii) preserve Seller’s present relationships with persons having significant business relations therewith and shall conduct the Business only in the ordinary course, except as otherwise contemplated hereby or with prior agreement of Buyer (which agreement shall not be unreasonably withheld). Without limiting the generality of the foregoing, Seller shall not and shall cause the Seller Subsidiaries to not, without the prior written consent of Buyer, except as specifically required by this Agreement, cause or purposely assist in causing to occur any of the following with respect to the Business from and after the date hereof and prior to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.14:
     (a) any capital expenditure or commitment by Seller or any Seller Subsidiary relating to the Business, either individually or in the aggregate, exceeding $50,000, other than in the ordinary course of the Business;
     (b) purchase any real property or real property interest to be included as part of the Business Assets or disposition of any Owned Real Property;
     (c) sell, transfer, convey, mortgage or lease any Owned Real Property or grant or permit any lien (other than Permitted Liens) upon any of the Owned Real Property or Leased Real Property;
     (d) destruction of, damage to or loss of any material assets of the Business (whether or not covered by insurance);
     (e) make or change any tax or accounting methods or practices (including any change in tax election or change in depreciation or amortization policies or rates but not including adopting methods or practices that were not previously available due to changes in law or tax/accounting practice) relating to the Business or cease to maintain their Books and Records in a manner consistent with past practices;
     (f) any revaluation by Seller of any of the Business’ assets;
     (g) except as set forth on Schedule 6.2(g), make any Contract, license, Lease or commitment (other than purchases of inventory) or any extension or modification of the terms thereof which (A) involves the payment of greater than $50,000 per annum, (B) involves any payment or obligation to any Affiliate of Seller other than in the ordinary course of business consistent with past practices, or (C) involves the sale of material assets (other than sales of inventory in the ordinary course of the Business);
     (h) sell, lease, license or undertake any other disposition of any of the Business’ assets or properties, except in the ordinary course of business consistent with past practices, or create any security interest in such assets or properties other than Permitted Liens;
     (i) materially amend or terminate early any Material Contract or License Agreement;
     (j) except for normal merit, or cost-of-living, or promotional increases to employees in accordance with past practices at Seller or any Seller Subsidiary, increase the rate of compensation for any employee of the Business or enter or alter any employment, consulting, or managerial services agreement affecting the Business, except in the ordinary course of the Business consistent with past practices;
     (k) adopt or amend any Employee Benefit Plan affecting employees of the Business, other than amendments (i) that are required by Law or that are not applicable to employees of the Business (provided that Seller or any Seller Subsidiary shall notify Buyer regarding any such amendments as soon as reasonably practicable), or (ii) which either (A) do not increase the cost, in the aggregate, of all such Employee Benefit Plans to the employer, or (B) have the prior consent of Buyer, which consent shall not be unreasonably withheld;
     (l) hire or offer to hire as an employee, retain or offer to retain as a consultant, or otherwise agree to pay for services rendered or to be rendered other than for the Business any persons who, on or after the date hereof were employees of, or full-time consultants to, the Business, other than persons listed on Schedule 4.8(c)(viii);
     (m) accelerate or delay the sale of the products of the Business, except in the ordinary course of the Business consistent with past practice;
     (n) waive or release any right or claim of the Business in excess of $200,000;
     (o) knowingly violate any Law applicable to the Business;

     (p) fail to pay the accounts payable and other current liabilities of the Business in any manner other than in the ordinary course of business consistent with past practices; or
     (q) negotiate or agree to do any of the things described in the preceding clauses (a) through (p) (other than as contemplated hereby).
               Section 6.3 Hart-Scott-Rodino Filing. Each of Seller and Buyer have filed, on April 14, 2006, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (together with the FTC, the “Antitrust Authorities”) the notification and report form and any supplemental information requested in connection therewith (the “HSR Filings”) pursuant to the HSR Act, required for the transactions contemplated hereby. Seller and Buyer shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, any Antitrust Authority and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Each Party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Buyer be obligated to dispose of or hold separate any portion of the Business.
               Section 6.4 Notices and Consents. Each Party shall, and shall cause its Affiliates to, use its commercially reasonable best efforts to obtain, and to cooperate in obtaining, all Required Consents; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such Required Consent may be required (other than nominal filing or application fees).
               Section 6.5 Insurance. From and after the Closing Date, with respect to any loss, liability, expense, cost or damage relating to, resulting from or arising out of the conduct of the Business on or prior to the Closing Date for which Seller would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any Insurance Policies, at the request of Buyer, Seller will use its commercially reasonable efforts to assert, or to assist Buyer to assert, one or more claims under such Insurance Policies covering such loss, liability, expense, cost or damage. Seller shall be solely responsible for maintaining insurance policies insuring Goods-in-Transit until title passes to Buyer in accordance with Section 6.13(e).
               Section 6.6 Transfer of Employees.
     (a) Except as otherwise set forth on Schedule 6.6(a)(i), Buyer shall offer or cause a Buyer Affiliate to offer employment to each employee of Seller or a Seller Subsidiary devoted primarily to the Business on the terms and with benefits as set forth on Schedule 6.6(a)(i), and with the base wage or salary in effect on the Closing Date, with such employment to commence on the day next following the Closing Date (such commencement day shall be referred to as the “Effective Date” and all such employees shall be referred to collectively as the “Business Employees”). Buyer’s or Buyer

Affiliate’s offer of employment, on the terms and with the benefits as set forth in Schedule 6.6(a)(i), and with the base wages and salaries in effect on the Closing Date, to all Business Employees creates a successor employer (as that term is commonly understood in acquisition/divestiture transactions) relationship and therefore, no severance, shutdown or permanent job separation benefits shall be owed by Seller or any Seller Subsidiary to such Business Employees, other than with respect to the employees of Oxford International de Guatemala, S.A. devoted primarily to the Business (the “Guatemala Employees”). Seller shall use its reasonable best efforts to take those actions contemplated on Schedule 6.6(a)(ii); provided, however, that in no event shall Seller be required to make any payment to Buyer or any third parties or concede anything of value in connection with taking such actions.
     (b) Notwithstanding the foregoing, the following shall constitute Retained Liabilities except to the extent reflected as a liability in the Closing Date NAV: (i) all liabilities for severance pay and other separation benefits arising under an Employee Benefit Plan to or with respect to the Business Employees that arise out of (A) the purchase and sale of the Business, or (B) the events occurring before the Effective Date (with respect to Business Employees); (ii) except as otherwise provided in this Agreement, all other liabilities arising out of the employment of any Business Employees with respect to the people before they become employees of Buyer or any Buyer Affiliate; and (iii) except as otherwise provided in this Agreement, all liabilities and obligations relating to current and former employees of the Business (and their respective dependents) who do not become Business Employees as of the Closing. Without limiting the foregoing, Seller shall be responsible for all the required severance payments to the Guatemala Employees payable by Seller or a Seller Subsidiary upon termination of their employment upon the consummation of the transactions contemplated by this Agreement.
               Section 6.7 Letters of Credit. With respect to any outstanding letters of credit which have been issued by Seller or any Seller Subsidiary on behalf of the Business in connection with the issuance of bona fide purchase orders for goods of the Business, from and after the Closing Date, Buyer will provide Seller and the issuing bank of such letters of credit with an undertaking (in form and substance satisfactory to Seller and such issuing bank), pursuant to which Buyer will reimburse Seller, any Seller Subsidiary, and the issuing bank for any obligations (including, without limitation, all principal, penalties, interest, charges, premiums and similar expenses in connection with such letters of credit) of the Business or of Seller or of any Seller Subsidiary arising under such letters of credit.
               Section 6.8 Employee Incentive Program.
     (a) For the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Employee Incentive Period”), Seller shall be responsible for, and Buyer shall cooperate with Seller in the administration of, an employee incentive program, which program shall be comprised of three benefits to certain Business Employees: (i) cash, (ii) Seller non-qualified stock options, and (iii) Seller restricted stock (the “Employee Incentive Program”), which Employee Incentive Program is described in more details on Schedule 6.8. The Business Employees who shall be eligible for the Employee Incentive Program are listed on Schedule 6.8, and the benefits running to each such Business Employee are described opposite each such Employee’s name. The benefits under the Employee Incentive Program as fully described on Schedule 6.8 shall be delivered on the dates listed on Schedule 6.8. The Employee Incentive Program shall be structured and operated such that it is exempt from the application of Section 409A of the Code.
     (b) For any cash payments to be made to eligible Business Employees under the Employee Incentive Program following the Closing Date, five (5) Business Days prior to any such payments by Buyer with funds provided by Seller as described on Schedule 6.8, Seller shall pay over to Buyer an amount equal to such payments, and Buyer hereby undertakes to make such payments directly to such eligible Business Employees within two (2) Business Days after receipt of such amounts from Seller.
     (c) In the event Income Tax is assessed against any Business Employee as a result of the payments or other benefits called for under the Employee Incentive Program for any tax year other than the tax year in which the payment is made or the benefit is provided or an additional Tax or interest under Section 409A of the Code is assessed against any Business Employee as a result of the payments or other benefits called for under the Employee Incentive Program, (i) if such assessment results from Seller’s failure to make any payments to such Business Employee or Buyer in accordance with the terms of this Agreement, then Seller shall make the payments contemplated in the next sentence or (ii) if such assessment results from Buyer’s failure to make any payments to such Business Employee in accordance with the terms of this Agreement (after Buyer has received the relevant funds payable by Seller hereunder as and when payable to Buyer pursuant to the terms of this Agreement), then Buyer shall make the payments contemplated in the next sentence. Seller or Buyer (as applicable and in accordance with the preceding sentence) shall make a payment to a Business Employee for any Income Tax or additional Tax or interest under Section 409A assessed against such employee as a result of the payments or other benefits called for under the Employee Incentive Program for any tax year other than the tax year in which the payment is made or the benefit is provided as and when such assessments are made that is sufficient to pay in full (1) any such Tax and interest, (2) any federal, state and local Income Tax and social security or other employment Tax on the payment made to pay such Tax and interest, as well as any additional Tax and interest under Section 409A of the Code on the payments called for under this Agreement, (3) any interest or penalties assessed against such employee by the Internal Revenue Service (other than interest or penalties related to such employee’s failure to promptly pay any Taxes, penalties or interest following receipt of indemnity payments from the Buyer), and (4) professional fees, costs and expenses associated with any audit or proceeding to the extent such fees, costs and expenses relate to the application of Section 409A of the Code to the Employee Incentive Program; provided, (x) such employee takes such action to mitigate or challenge such Tax, penalties or interest as Seller or Buyer may reasonably request in writing and at Seller’s or Buyer’s (as applicable) expense and (y) such employee is employed by Buyer or an Affiliate of Buyer at the time such Tax or interest is assessed.
               Section 6.9 Transition. Neither Seller nor any Seller Subsidiary will take any action that such entity knows is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it has prior to the Closing.
               Section 6.10 Tax Matters.
     (a) Adjustment to Purchase Price. Any payment by Buyer or Seller made pursuant to Section 8.1 or 8.2 will be an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) causes any such payment not to constitute an adjustment to the Purchase Price for United States federal Income Tax purposes.
     (b) Transfer Taxes. Seller shall timely file all required sales, transfer or use tax returns and make all payments of sales, transfer or use taxes imposed on Seller that arise from the sale of the Business, including the Shares. Seller shall provide Buyer with copies of such tax returns for review prior to the filing of such transfer tax returns, and Buyer shall provide to Seller any applicable exemption certificates reasonably requested by Seller to qualify for exemption from such taxes. Upon receipt of evidence by Buyer of payment by Seller of any such sales, transfer or use taxes, Buyer shall reimburse Seller for up to an aggregate of $1,000 of such taxes.
     (c) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall:
(i)	make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Business; and

(ii)	in the case of Seller, after Closing, maintain, or cause to be maintained, any Tax Returns, tax records and similar items relating to taxable periods or portions thereof ending on or before the Closing Date for a reasonable period and not dispose of such items unless Buyer has been provided a reasonable opportunity to keep such items.
     (d) Allocation of Purchase Price. The total consideration for the acquisition contemplated by this Agreement shall be allocated among the Business Assets purchased by Buyer in a manner required by applicable Tax laws and agreed by Buyer and Seller and as set forth in Internal Revenue Form 8594 or in such other writing to be executed by Buyer and Seller after the Closing Date (the “Allocation Schedule”). The Allocation Schedule shall be binding on the Parties for all purposes, and each of the Buyer and Seller shall use the asset values consistent with such Allocation Schedule for purposes of all reports and returns with respect to Taxes.
               Section 6.11 Apportionment.
     (a) Buyer and Seller agree that as of 11:59 p.m. (EST) on the day prior to the Closing Date, the following items shall be apportioned between Buyer and Seller: rents,

Taxes, sewer charges, and other items that are customarily apportioned in the State of South Carolina.
     (b) Buyer and Seller agree that if any past due rents are owing by tenants, if any, of Seller at the time of the Closing, Buyer agrees that the first monies received shall be received by Buyer as trustee for Seller on account or in payment of the month of Closing and then to the current month and then to months prior to Closing, and Buyer agrees to remit forthwith to Seller the amount of such past due rentals to which Seller is entitled, so collected out of the monies received by Buyer. Rents due for a period prior to the month of Closing shall be paid to Seller, when, as and if received by Buyer, and Buyer agrees to bill all tenants in arrears for rent arrears.
               Section 6.12 Books and Records; Personnel.
     (a) Neither Buyer nor Seller nor their respective subsidiaries shall within seven years after the Closing Date or, with respect to tax records within the later of seven years after the Closing Date or six years of the applicable statute of limitations as extended, dispose of or destroy any business records or files of Seller or Seller Subsidiaries Related to the Business for periods prior to the Closing Date, without first offering to turn over possession thereof to the other Party by written notice at least 30 days prior to the proposed dates of such disposition or destruction.
     (b) From and after the Closing Date, to the extent reasonably required by a Party in connection with the preparation of Tax returns or other legitimate purposes specified in writing, each Party shall (subject to applicable contractual and privacy obligations) allow the other Party and its agents access to all business records and files (other than those containing competitively sensitive or privileged information) of Seller or Seller Subsidiaries Related to the Business, which relate to periods prior to the Closing Date, upon reasonable advance notice during normal working hours, and each Party shall (subject to applicable contractual and privacy obligations) have the right, at its own expense, to make copies of any such records and files, provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of business.
     (c) From and after the Closing Date, each Party shall make available to the other Party upon written request at the requesting Party’s expense: (a) personnel to assist locating and obtaining records and files for periods prior to Closing Date; and (b) personnel whose assistance or participation is reasonably required in anticipation of, preparation for, or the prosecution or defense of existing or future claims or Actions, Tax Returns or other matters in which the Parties don’t have any adverse interest.
     (d) Any confidential, proprietary or trade secret information provided under this Section 6.12 may not be disclosed to any third party without the prior consent of the Party initially providing such information. This obligation of confidentiality shall cease to apply to information that is or enters into the public domain through no breach hereof by the Party receiving such information, or is required to be disclosed as a matter of law (provided that the Party receiving such information shall give prior notice to the other

Party of such requirement and the right to participate in any proceeding regarding such disclosure, and provided further that the Party receiving such information has sought to obtain all available confidentiality protection for such information when disclosed).
               Section 6.13 Non-Transferability.
     (a) To the extent that any Business Asset is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any third person (including a Governmental Entity), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof (each, a “Non-Transferred Business Asset”). The Parties acknowledge that Goods-in-Transit on the Closing Date shall not be deemed Business Assets as of such date and will be treated in accordance with Section 6.13(e) below.
     (b) Notwithstanding anything in this Agreement to the contrary, with respect to any Non-Transferred Business Assets, neither Seller nor any Seller Subsidiary shall be obligated to sell, assign, transfer, deliver or sublease to Buyer or any Buyer Affiliate (and neither Buyer nor any Buyer Affiliate shall be required to accept) such Non-Transferred Business Asset without first having obtained all necessary consents and waivers with respect to such Non-Transferred Business Asset. Seller shall use all reasonable commercial efforts, and Buyer shall cooperate with Seller, to obtain said consents and waivers and to resolve the impediments to the sale, assignment, transfer, delivery or subleases required by this Agreement and to obtain any other consents and waivers as necessary to convey to Buyer or the Buyer Affiliate any of the Non-Transferred Business Assets.
     (c) To the extent that such consents and waivers are not obtained by Seller, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Seller shall use all reasonable commercial efforts, with the costs of Seller related thereto to be promptly reimbursed by Buyer, to (a) provide, at the request of Buyer, to Buyer the benefits of any Non-Transferred Business Asset, to the extent Related to the Business, (b) cooperate in any reasonable and lawful arrangement designated to provide such benefits to Buyer, and (c) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any Non-Transferred Business Asset against any third person (including a Governmental Entity), including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. Buyer shall not be required by this Section 6.13 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any benefits or profits arising out of the Non-Transferred Business Asset in question.
     (d) To the extent that Buyer is provided the benefits of any Non-Transferred Business Asset (whether from Seller or otherwise), Buyer shall perform at the direction of Seller and for the benefit of any third person (including a Governmental Entity), the obligations of Seller thereunder or in connection therewith.

     (e) With respect to all Goods-in-Transit on the Closing Date that are imported into the U.S. by Seller or a Seller Subsidiary, Buyer shall, upon presentation by Seller of all customary paperwork and delivery to the Business’s distribution center in Gaffney, South Carolina, promptly pay to Seller (i) Seller’s actual cost attributable to such Goods-in-Transit with respect to FOB costs, broker costs, third-party agent costs, freight-forwarding costs, freight (including land, sea and air), taxes, duties and any other out-of-pocket costs, and (ii) an additional amount equal to (x) 5% of the FOB cost as commission for services provided by OPIL if OPIL provides sourcing and administrative services or (y) 1% of the FOB cost as commission for services provided by OPIL if OPIL provides exclusively administrative services. Following the Closing, Buyer will provide Seller with reasonable assistance, through Buyer’s office staff located in Gaffney, South Carolina, consistent with the practices and procedures of the Business prior to the Closing, (1) in identifying shipments of goods which constitute Goods-In-Transit and (2) in creating one or more reports listing the relevant details of shipments of Goods-In-Transit, including purchase order numbers, bills of lading numbers, commercial invoice numbers and other identifying information reasonably requested by Seller. Copies of the shipping documents for all Goods-In-Transit will be made available to Seller by Buyer upon Seller’s reasonable request.
               Section 6.14 Post-Closing Covenants; General. In case, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreements to which a Party is a party, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).
               Section 6.15 Notice to Third Parties. After the Closing, at the reasonable request of Buyer, Seller and Buyer shall send a jointly executed letter to those persons and entities as Buyer may reasonably request notifying such persons or entities of the consummation of the transactions contemplated by this Agreement.
               Section 6.16 Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, except as may be required by Law or stock exchange regulations. Neither Buyer nor Seller shall issue or make any subsequent press release or other public statement with respect to the transactions contemplated hereby without the prior written approval of the other Party, except as may be required by Law or stock exchange regulations.
               Section 6.17 Further Assurances. Each Party shall, from time to time on being reasonably requested to do so by the other Party, now or at any time in the future, take all commercially reasonable actions necessary to do or procure the doing of all such acts and/or execute or procure the execution of all such documents, at the sole cost and expense of the requesting Party, in a form reasonably satisfactory to the other Party as the other Party may reasonably consider necessary for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers and remedies upon such other Party in this Agreement and the Ancillary Agreements.
               Section 6.18 Receivables. Notwithstanding Section 2.6 and subject to the next sentence, from and after the Closing, (a) to the extent that any cash or other property is collected, received or recovered, directly or indirectly (including, without limitation, from direct payment from a third party or deduction or offset of amounts that otherwise would be paid to a third party by Buyer or any of its Affiliates), by Buyer or any of its Affiliates with respect to receivables included in the Excluded Assets or otherwise to which Seller is entitled, Buyer shall, within five (5) Business Days following any such collection, receipt or recovery, deliver to Seller the full amount of such receivables so collected, received or recovered, and (b) to the extent that any cash or other property is collected, received or recovered, directly or indirectly (including, without limitation, from direct payment from a third party or deduction or offset of amounts that otherwise would be paid to a third party by Seller or any of its Affiliates), by Seller or any of its Affiliates with respect to receivables originated by Buyer or otherwise included in the Business Assets, Seller shall, within five (5) Business Days following any such collection, receipt or recovery, deliver to Buyer the full amount of such receivables so collected, received or recovered. Each Party shall reasonably cooperate with the other Party in attempts to collect their respective receivables, and Seller and Buyer shall maintain open communication with respect to the collection of receivables from account debtors of Buyer and/or Seller.
               Section 6.19 Buying Agents. Prior to the Closing, at Buyer’s reasonable request, Seller shall make available to Buyer the opportunity to meet with Seller’s buying agents, at a reasonable time and place (it being understood that a reasonable place shall include, without limitation, a buying agent’s principal place of business). If (a) any of Seller’s buying agents advise Buyer in writing that it intends not to perform its existing obligations under its agency agreement with Seller or (b) ceases to perform its obligations under the terms of its agency agreement with Seller, at Buyer’s reasonable request, Seller shall reasonably cooperate with Buyer in connection with attempting to obtain reasonable assurances for Buyer and Seller that each such buying agent will perform its existing obligations under its agency agreement with Seller following the Closing.
               Section 6.20 Guatemala Subsidiary. Seller shall use its reasonable efforts to cause, at or prior to the Closing, Guatemala Subsidiary to be organized and validly existing under the laws of Guatemala; provided, however, that if, as of the Closing, Guatemala Subsidiary is not organized and validly existing: (a) Seller shall cause to be sold, transferred, assigned and delivered to Buyer or a Buyer Affiliate all of Oxford International de Guatemala, S.A.’s assets Related to the Business (other than Excluded Assets) consistent with its sale, transfer, assignment and delivery of the Business Assets (other than the Shares) pursuant to Section 2.1(a); (b) without limiting the generality of Section 2.1(b), Buyer shall, or shall cause one or more of the Buyer Affiliates to, assume and/or agree to pay, perform and discharge, as and when due, (x) all of Oxford International de Guatemala, S.A.’s liabilities and obligations reflected in the Closing Date NAV, (y) the liabilities and obligations of Oxford International de Guatemala, S.A. listed on Schedule 2.1(b), and (z) those liabilities and obligations to be performed by Oxford International de Guatemala, S.A. from and after the Closing Date under Contracts and Leases; (c) notwithstanding anything in this Agreement to the contrary, the

Business Assets shall not be deemed to include the Shares; and (d) notwithstanding anything in this Agreement to the contrary, Seller shall be relieved of any obligation hereunder to deliver to Buyer or a Buyer Affiliate at the Closing the Shares, transfers or assignments of the Shares and/or stock certificates representing the Shares, and Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing shall not be subject to Seller’s execution and delivery of the agreements, instruments and certificates provided for in Section 3.2(a).
ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE
               Section 7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction (or waiver by Buyer as of the Closing) of the following conditions:
     (a) no Material Adverse Effect shall have occurred and be continuing;
     (b) None of Seller’s buying agents shall have (i) advised Buyer in writing that it intends not to perform its existing obligations under its agency agreement with Seller or (ii) ceased to perform its obligations under the terms of its agency agreement with Seller, in each case, in a manner that, collectively with any such other buying agents that have advised Buyer in writing that they intend to not perform their respective existing obligations under agency agreements with Seller or that have ceased to perform their respective obligations under agency agreements with Seller, would reasonably be expected to have a Material Adverse Effect; provided, however, that if any such buying agent(s) shall have so advised Buyer in writing or ceased to perform obligations under the terms of its or their (as the case may be) respective agency agreement(s) with Seller, Seller may, at its sole cost, in satisfaction of the condition set forth in this Section 7.1(b), (x) obtain reasonable assurances for Buyer and Seller from such buying agent(s) that it or they (as the case may be) will perform its or their (as the case may be) existing obligations under its or their (as the case may be) agency agreement(s) with Seller following the Closing, (ii) enter into an agency agreement(s) with another Person(s) who would reasonably be expected to fulfill the obligations of such buying agent(s), or (iii) notify Buyer in writing that Seller or one of its Affiliates shall fulfill the obligations of such buying agent(s), in each case to the extent necessary to reasonably expect that a Material Adverse Effect would not be likely to occur as a result of the buying agent’s or agents’ actions;
     (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreements;
     (d) (i) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date (provided, however, that, solely for purposes of this Section 7.1(d), the matters disclosed in any Environmental Report (including without limitation any Phase I or Phase II evaluation) relating to the Hyatt Street Property prepared or received by or on behalf of Buyer or any of its Affiliates prior to the Closing shall be deemed disclosed in the Seller Disclosure Schedules with respect to the representations and warranties in Sections 4.3 and 4.4, and no such matter so disclosed shall form the basis for deeming any representation or warranty set forth in Section 4.3 or 4.4 untrue or incorrect), (ii) Seller and the Seller Subsidiaries shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and (iii) Seller and the Seller Subsidiaries shall have delivered to Buyer a certificate dated the Closing Date and signed by Seller confirming the foregoing;
     (e) Seller and the Seller Subsidiaries, as applicable, shall have executed and delivered to Buyer the agreements, instruments and certificates provided for in Section 3.2;
     (f) all of the Required Consents shall have been obtained without any amendments to any of the License Agreements, other than any amendments consented to by Buyer;
     (g) the waiting period under the HSR Act shall have expired or been terminated;
     (h) any mechanics’, carriers’, workmen’s, repairmen’s or other like Liens on the Business Property shall have been satisfied or Seller shall have provided an indemnity or bond in a dollar amount sufficient to cover the face amount of such Liens; and
     (i) all actions to be taken by Seller and the Seller Subsidiaries in connection with consummation of the transactions as specified by this Agreement and the Ancillary Agreements and all certificates, opinions, instruments, and other documents required to be delivered by Seller pursuant to this Agreement will have been delivered.
               Section 7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction (or waiver by Seller as of the Closing) of the following conditions:
     (a) (i) the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and (iii) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing;
     (b) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreements;
     (c) Buyer shall have delivered to Seller the agreements, instruments and certificates provided for in Section 3.3;

     (d) the waiting period under the HSR Act shall have expired or been terminated; and
     (e) all actions to be taken by Buyer in connection with consummation of the transactions as specified by this Agreement and the Ancillary Agreements and all certificates, opinions, instruments, and other documents required to be delivered by Buyer pursuant to this Agreement will have been delivered.
ARTICLE VIII
INDEMNIFICATION
               Section 8.1 Indemnification of Seller. Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless Seller, the Seller Subsidiaries and their respective officers, directors, Affiliates, attorneys and representatives (collectively, the “Seller Indemnified Parties”), from, against, for, and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from:
     (a) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;
     (b) the Assumed Liabilities; or
     (c) any claims against a Seller Indemnified Party arising from or relating to the operations of the Business from and after the Closing Date, including, without limitation, liabilities relating to Business Assets arising from and after the Closing Date with respect to events occurring from and after the Closing Date.
               Section 8.2 Indemnification of Buyer by Seller. Seller shall, from and after the Closing, defend, indemnify, and hold harmless Buyer and its officers, directors, stockholders, Affiliates, subsidiaries, attorneys and representatives (collectively, “Buyer Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from:
     (a) any breach of any representation or warranty of Seller and the Seller Subsidiaries contained in this Agreement;
     (b) any breach of any covenant or agreement of Seller and the Seller Subsidiaries contained in this Agreement;
     (c) the Retained Liabilities;
     (d) To the extent not reflected as a liability in the Closing Date NAV, Losses arising from:
(i)	third-party claims arising under any Contract or License Agreement as a result of alleged breaches thereunder by Seller prior to the Closing Date;

(ii)	liability or obligations of Seller under Employee Benefit Plans for occurrences prior to the Closing Date;

(iii)	liability or obligations of Seller relating to claims of any employee of Seller or a Seller Subsidiary for wrongful discharge, sexual or other harassment, discrimination, equal opportunity, unfair labor practice for occurrences relating to such employee’s employment with Seller or a Seller Subsidiary prior to the Closing Date;

(iv)	liabilities or obligations of Seller for fees and expenses with respect to this Agreement or any of the transactions contemplated hereunder including, without limitation, legal and accounting fees which by the terms of this Agreement are to be paid by Seller;

(v)	liabilities or obligations of Seller under any indemnity, defense or hold harmless provision or agreement entered into by Seller prior to the Closing under which Seller has an indemnity, defense or hold harmless obligation to a third party to the extent arising from occurrences prior to the Closing Date; or

(vi)	liabilities and obligations of Seller arising from any customer audits with respect to any pre-Closing periods; or

(e)	Retained Product Liability Obligations.
               Section 8.3 Procedure. Any Party seeking indemnification pursuant to this Agreement (the “Indemnified Party”) shall promptly give the Party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim or indemnification obligation. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party’s right to indemnification hereunder except, and only, to the extent that the Indemnifying Party is prejudiced by such failure.
               Section 8.4 Settlement of Third Party Claims. In connection with any indemnification claim arising out of a claim or legal proceeding (a “Third Party Claim”) by a person or entity who is not a Party, the Indemnifying Party shall be entitled to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense. The Indemnifying Party shall be entitled to agree to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, provided, however, that the Indemnified Party shall have the right to consult as to the conduct of any such settlement or stipulation, including, without limitation, the strategy to be employed and the amounts and nature of any settlement or the terms of any stipulation, including consent thereto, which consent shall not be unreasonably withheld or delayed by the Indemnified Party; provided, further, that no such consent shall be required from the Indemnified Party if (A) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed and are otherwise indemnifiable pursuant to this Article VIII), (B) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party, and (C) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business or otherwise materially adversely affect its business, including, without limitation, use of any of the Intellectual Property.
               Section 8.5 Limitations on Indemnification.
     (a) Notwithstanding anything in this Agreement to the contrary (and except as otherwise set forth in this Section 8.5(a)), no Buyer Indemnified Party will be entitled to assert any claim for indemnification under Section 8.2(a) unless the amount of such Loss by the Buyer Indemnified Party exceeds an amount equal to $450,000 (the “Basket”) in the aggregate, in which event the Buyer Indemnified Party may only claim indemnification for such Losses pursuant to Section 8.2(a) exceeding the Basket; provided, however, that any claim asserted by Buyer for breach of the representations and warranties set forth in Sections 4.1, 4.4, 4.5, 4.15 and 4.18 shall not be subject to the Basket. Notwithstanding anything in this Agreement to the contrary (and except as otherwise set forth in this Section 8.5(a)), (i) the maximum aggregate amount of Losses payable by Seller pursuant to Section 8.2(a) (other than with respect to a claim asserted by Buyer for breach of any of the representations and warranties set forth in Sections 4.1, 4.4, 4.5, 4.8(a), 4.10, 4.15, 4.16(a) (other than with respect to breaches arising from or relating to Blair Corporation) and 4.18) shall be limited to an amount equal to $10,000,000 (the “Cap”), (ii) the maximum aggregate amount of Losses payable by Seller with respect to a claim asserted by Buyer pursuant to Section 8.2(a) for breach of a representation or warranty set forth in Section 4.8(a) or 4.10 shall be limited to an amount equal to $15,000,000 (the “Intermediate Cap”), and (iii) the maximum aggregate amount of Losses payable by Seller with respect to a claim asserted by Buyer pursuant to Section 8.2(a) for breach of a representation or warranty set forth in Section 4.16(a) (except for breaches arising from or relating to Blair Corporation, which shall be subject to the Cap) shall be limited to an amount equal to $25,000,000 (the “High Cap”). Notwithstanding the foregoing, any claim asserted by Buyer pursuant to Section 8.2(a) for breach of a representation or warranty set forth in Sections 4.1, 4.4, 4.5, 4.15 and 4.18, and any claims under Sections 8.2(b), 8.2(c), 8.2(d) and 8.2(e) shall not be subject to the Basket, the Cap, the Intermediate Cap or the High Cap. Notwithstanding anything to the contrary in this Agreement, the liability of Seller to the Buyer Indemnified Parties pursuant to this Article VIII for Losses shall be considered in the aggregate and shall be determined on a cumulative basis so that the Losses of any Buyer Indemnified Party under this Article VIII shall be combined with all other Losses of the Buyer Indemnified Parties under this Article VIII for purposes of determining limitations of liability, including the Cap, the Intermediate Cap or the High Cap.

     (b) Notwithstanding anything in this Agreement to the contrary, the amount of Losses otherwise payable to an Indemnified Party pursuant to this Article VIII shall be net of any insurance proceeds actually received by Indemnified Parties resulting from such Losses under insurance policies maintained by Seller or a Seller Subsidiary prior to the Closing. No liability shall attach to an Indemnifying Party in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies made after the Closing Date or a change in interpretation of applicable Law as determined by a court or pursuant to an administrative rule-making decision.
               Section 8.6 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by Buyer and Seller in this Agreement and the Ancillary Agreements, or in any document or certificate delivered pursuant hereto or thereto shall survive the Closing Date for a period of twenty-one (21) months from the Closing Date, except that the representations and warranties made in Section 4.1 (Organization, Authority, Binding Obligation of Seller), Section 4.4 (Compliance), Section 4.5 (Title to Assets), and Section 4.11(c) (Employee Benefit Plans) shall survive and remain in effect for the period of the applicable statute of limitations, and Section 4.15 (Tax Matters) shall survive and remain in effect for the period of the applicable statute of limitations plus 30 days. Without limiting the foregoing, (a) no Buyer Indemnified Party shall be entitled to assert any claim for indemnification pursuant to Section 8.2(a) following the twenty-one-month anniversary of the Closing Date; provided that with respect to a claim for indemnification pursuant to Section 8.2(a) with respect to the representations in Section 4.1 (Organization, Authority, Binding Obligation of Seller), Section 4.4 (Compliance), Section 4.5 (Title to Assets), and Section 4.11(c) (Employee Benefit Plans), no Buyer Indemnified Party shall be entitled to assert any claim for indemnification following the expiration of the applicable statute of limitations, and with respect to the representations in Section 4.15 (Tax Matters), no Buyer Indemnified Party shall be entitled to assert any claim for indemnification following the expiration of the applicable statute of limitations plus 30 days, and (b) no Buyer Indemnified Party shall be entitled to assert any claim for indemnification pursuant to Section 8.2(b), (c), (d) or (e) following the thirty month anniversary of the Closing Date.
               Section 8.7 Definition of Losses. For purposes of this Article VIII, “Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs, expenses and other payments suffered or incurred, all reasonable costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to this Article VIII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration. Notwithstanding anything in this Agreement to the contrary, no special, indirect, consequential or punitive damages or losses of any kind (including but not limited to loss of profits, loss of revenue, loss of use, loss of production, costs of capital or costs connected with the interruption of operation), regardless of the legal theory on which the claim is based, shall be recoverable under this Agreement or deemed Losses; provided, however, that the preceding clause shall not be deemed to limit or restrict Buyer’s ability to bring a claim against Seller for any breach or inaccuracy in any of the representations, warranties or covenants of Seller contained in this Agreement that results in any material diminution in the value of the Business taken as a whole.

               Section 8.8 Sole Remedy. If the Closing shall occur, the indemnification provided for in Section 8.2 shall be the sole and exclusive remedy of the Buyer Indemnified Parties, and the indemnification provided for in Section 8.1 shall be the sole and exclusive remedy of the Seller Indemnified Parties, in each such case whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.
ARTICLE IX
MISCELLANEOUS
               Section 9.1 Fees and Expenses. Except as otherwise provided in this Agreement, each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation and performance of the transactions contemplated hereby.
               Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

If to Buyer:	With a copy to:

The Millwork Trading Co., Ltd.	Salans
d/b/a Li & Fung USA	Rockefeller Center
1359 Broadway, 21st Floor	620 Fifth Avenue
New York, NY 10018	New York, New York 10020
Attn: Thomas M. Haugen	Attn: Robert K. Smits, Esq.

If to Seller:	With a copy to:

Oxford Industries, Inc.	King & Spalding LLP
222 Piedmont Avenue, N.E.	191 Peachtree Street
Atlanta, GA 30308-3391	Atlanta, GA 30303-1763
Attn: General Counsel	Attn: Russell B. Richards, Esq.
Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representatives. The address of any Party may be changed on notice to the other Party duly served in accordance with the foregoing provisions.
               Section 9.3 Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of New York, and the Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in New

York, New York for resolution of any disputes hereunder; provided, however, that with respect to disagreements relating to the Buyer’s Closing Date NAV Calculation under Section 2.5, such disagreements shall be finally settled as provided in Section 2.5(c) and (d), and that with respect to disagreements relating to the Adjusted EBITDA, such disagreements shall be finally settled as provided in Section 2.7(c), (d) and (e) (as applicable); and further provided that matters pertaining to the Owned Real Property and the Leased Real Property shall be governed by and construed in accordance with the laws of the State in which such property is located.
               Section 9.4 Waiver of Jury Trial. Each Party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, counterclaim, demand, action, or cause of action (a) arising under this Agreement or any Ancillary Agreement, or (b) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party to this Agreement hereby agrees and consents that any such claim, counterclaim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.
               Section 9.5 Entire Agreement. This Agreement, including the Seller Disclosure Schedules and Exhibits hereto, and the Ancillary Agreements are intended to embody the complete, final and exclusive agreement among the Parties with respect to the purchase of the Business Assets and the related transactions and are intended to supersede all previous negotiations, commitments, writings, agreements and representations, written or oral, with respect thereto and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written or oral.
               Section 9.6 Exclusive Representations and Warranties. Notwithstanding anything contained in Article IV or Article V or any other provision of this Agreement, it is the explicit intent of each Party, and each Party acknowledges and agrees, that neither Seller nor Buyer makes any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in Article IV, in the case of Seller, and Article V, in the case of Buyer.
               Section 9.7 Assignability; Binding Effect. This Agreement may not be assigned by Seller without the prior written consent of Buyer. Buyer may, in its discretion, transfer and assign this Agreement to an affiliate, subsidiary or to a successor of Buyer by merger or sale of assets; provided, however, that such assignee has the financial capacity to perform all of its obligations under this Agreement and the Ancillary Agreements, and provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder. Without limiting the generality of the foregoing, Seller acknowledges and agrees that Buyer may designate a nominee to purchase and acquire the Owned Real Property at Closing and assign all of its rights in respect thereof to such nominee. This Agreement and the Ancillary Agreements and the respective rights, covenants, conditions and obligations of the Parties and any instrument or agreement executed pursuant hereto and thereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective heirs, successors and permitted assigns and legal representatives.
               Section 9.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance; provided, however, that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party, such waiver or consent shall be given in writing.
               Section 9.9 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law.
               Section 9.10 Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any persons other than the Parties, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provisions give any third person any right of subrogations over or action against any Party.
               Section 9.11 Certain Interpretative Matters. The language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for or against any of the Parties. There shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa.
               Section 9.12 Incorporation of Exhibits and Schedules. The Exhibits and the Seller Disclosure Schedules are incorporated herein by reference and made a part hereof.
               Section 9.13 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall taken together constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each

Party. Delivery of a facsimile version of one or more signatures to this Agreement shall be deemed adequate delivery for purposes of this Agreement.
               Section 9.14 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (a) by mutual written consent of Seller and Buyer, (b) by any Party, if the Closing has not occurred prior to July 31, 2006, provided that the party seeking termination pursuant to this clause (b) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, (c) by Seller if, as a result of action or inaction by Buyer, the Closing shall not have occurred on or prior to the date that is ten (10) Business Days following the date on which all of the conditions to Closing set forth in Section 7.1 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or (d) by Buyer if, as a result of action or inaction by Seller, the Closing shall not have occurred on or prior to the date that is ten (10) Business Days following the date on which all of the conditions to Closing set forth in Section 7.2 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing). If this Agreement is terminated in accordance with the preceding sentence, no Party shall have any liability to any other Party; provided, however, if such failure to close the transactions contemplated hereby is due to the inability to satisfy the conditions set forth in Section 7.1(c), 7.1(d), 7.2(a) or 7.2(c) because of the intentional breach of a representation or covenant, the breaching Party will be liable for damages incurred by the non-breaching Party as a result of such breach.
               Section 9.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
               Section 9.16 Bulk Sales Laws. Each of the Parties waives compliance with the “bulk sale,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.
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               IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their respective names by their respective officers duly authorized, as of the date first written above.

BUYER:
SELLER:
THE MILLWORK TRADING CO., LTD.,
d/b/a LI & FUNG USA		OXFORD INDUSTRIES, INC.

By:	/s/ Thomas Haugen	By:	/s/ Thomas C. Chubb III

	Name: Thomas Haugen		Name: Thomas C. Chubb III
	Title: President		Title: Executive Vice President
[SIGNATURE PAGE TO THE PURCHASE AGREEMENT]